Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 26, 2010

Among

ACCURIDE CORPORATION

and

ACCURIDE CANADA INC.,
as Borrowers

and

THE INITIAL LENDERS NAMED HEREIN,
as Initial Lenders

and

DEUTSCHE BANK TRUST COMPANY AMERICAS.,
as Administrative Agent

and

DEUTSCHE BANK SECURITIES INC.,
as Lead Arranger

i

Table of Contents

(continued)

ii

Table of Contents

SCHEDULES

Schedule I	—	Commitments and Applicable Lending Offices
Schedule II	—	Subsidiary Guarantors
Schedule III	—	Letters of Credit
Schedule 4.01(b)	—	Subsidiaries
Schedule 4.01(d)	—	Government and Third Party Approvals
Schedule 4.01(l)	—	Reportable Events and Specified Underfunded Plans
Schedule 4.01(m)	—	Environmental Issues
Schedule 4.01(r)	—	Surviving Debt
Schedule 4.01(s)	—	Owned Real Property
Schedule 4.01(t)	—	Leased Real Property
Schedule 4.01(u)	—	Leases of Real Property
Schedule 4.01(v)	—	Intellectual Property
Schedule 5.02(a)	—	Existing Liens
Schedule 5.02(e)	—	Existing Investments

EXHIBITS

Exhibit A-1	—	Form of U.S. Lender Note
Exhibit A-2	—	Form of Canadian Lender Note
Exhibit B	—	Form of Assignment and Acceptance
Exhibit C	—	Form of Mortgage

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FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 26, 2010 (this “Agreement”), among ACCURIDE CORPORATION, a Delaware corporation (the “U.S. Borrower”), ACCURIDE CANADA INC., a corporation organized and existing under the law of the Province of Ontario (the “Canadian Borrower”, and, together with the U.S. Borrower, the “Borrowers”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof as lenders (the “Initial Lenders”), CITIBANK, N.A., as the existing issuing bank (the “Existing Issuing Bank”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent (together with any successor appointed pursuant to Article VIII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), and DEUTSCHE BANK SECURITIES INC. as lead arranger (the “Lead Arranger”) for the Lender Parties.

PRELIMINARY STATEMENTS:

(1)                                  The Borrowers entered into the Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005 as amended, modified or supplemented up to, but not including, the Petition Date (the “Existing Credit Agreement”), with the banks, financial institutions and other institutional lenders party thereto as lenders, Citibank, N.A., as initial issuing bank, Citicorp as swing line Bank and as administrative agent, Citigroup Global Markets Inc. and Lehman Brothers Inc. as joint lead arrangers and joint book-runners, Lehman Commercial Paper Inc. as syndication agent, and DBTCA as documentation agent.

(2)                                  Pursuant to the Existing Credit Agreement (i) Canadian Revolving Credit Commitments (as defined therein) were extended to the Canadian Borrower, (ii) U.S. Revolving Credit Commitments (as defined therein) were extended to the U.S. Borrower, (iii) a Letter of Credit Commitment (as defined therein) was extended to the U.S. Borrower, (iv) a Swing Line Facility (as defined therein) was provided to the U.S. Borrower and (v) Term Commitments (as defined therein) were extended to the U.S. Borrower.

(3)                                  Citicorp, DBTCA, the Borrowers and each Subsidiary Guarantor entered into the Resignation and Assignment Agreement, pursuant to which Citicorp resigned and was succeeded by DBTCA as Administrative Agent for the lenders party to the Existing Credit Agreement and the Secured Parties under the Collateral Documents.

(4)                                  The Borrowers, the Subsidiary Guarantors and certain of the Lenders entered into the Fourth Amendment and Canadian Forbearance Agreement, dated as of October 8, 2009 (the “Fourth Amendment and Canadian Forbearance Agreement”).  As a result of entering into the Fourth Amendment and Canadian Forbearance Agreement, the Canadian Borrower was not required to commence voluntary proceedings under the Companies’ Creditors Arrangement Act (Canada) following the occurrence of Events of Default under the Existing Credit Agreement arising from the Bankruptcy Filings.

(5)                                  The U.S. Borrower and the Subsidiaries of the U.S. Borrower that are Subsidiary Guarantors on the date of this Agreement (collectively, and together with the U.S. Borrower, the “Debtors”) commenced voluntary cases under Chapter 11 of the Bankruptcy Code

(Case Nos. 09-13450 through 09-13469, inclusive, which have been administratively consolidated as Chapter 11 Case No. 09-13449 (collectively, the “Bankruptcy Filings”)) in the Bankruptcy Court on October 8, 2009 (the “Petition Date”).

(6)                                  As a result of the Bankruptcy Filings, the Canadian Revolving Credit Commitments and the U.S. Revolving Credit Commitments were terminated under the Existing Credit Agreement.

(7)                                  On February 18, 2010, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Joint Plan of Reorganization for Accuride Corporation, et al. (as in effect on the Effective Date, the “Plan of Reorganization”).

(8)                                  Pursuant to the Plan of Reorganization, proceeds from the issuance of the New Senior Convertible Notes will be used to repay, among other things, in full the Last Out Term Advances on the occurrence of the effective date of the Plan of Reorganization (the “Effective Date”).  With respect to interest accrued but not paid in cash on the Last Out Term Advances until the Effective Date, the Last Out Term Lenders will be deemed to make on the Effective Date a borrowing to the U.S. Borrower of PIK Advances in an amount equal to the paid in kind interest accrued on the Last Out Term Advances.

(9)                                  Pursuant to the Plan of Reorganization, the outstanding Advances under (and as defined in) the Existing Credit Agreement will continue to be classified as indebtedness of the U.S. Borrower and will be maintained as Existing Advances hereunder and certain of the outstanding Letters of Credit under (and as defined in) the Existing Credit Agreement will be maintained as Letters of Credit hereunder.

(10)                            Pursuant to the Plan of Reorganization, certain payment obligations of the U.S. Borrower in respect of certain hedge agreements that were terminated will be classified as indebtedness of the U.S. Borrower and the Hedging Lenders will be deemed to make on the Effective Date a borrowing to the U.S. Borrower of Hedging Advances in an amount equal to such payment obligations.

(11)                            Pursuant to the Consent, the parties hereto have agreed to amend and restate the Existing Credit Agreement as provided herein to implement the terms of the Plan of Reorganization as it relates to the Existing Credit Agreement.

Capitalized terms used but not defined in the foregoing Preliminary Statements have the meanings ascribed to such terms in Section 1.01.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that the Existing Credit Agreement is amended and restated in its entirety to read as follows:

ARTICLE I

Definitions And Accounting Terms

Section 1.01  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accuride Mexican Pledge Agreement” means the Pledge of Shares Agreement, dated as of June 13, 2003, between the U.S. Borrower and Citicorp, in its capacity as the Administrative Agent, for the benefit of the Secured Parties, as amended by the Accuride Mexico Confirmation and Amendment and as assigned by the Accuride Mexico Assignment and Substitution Agreement.

“Accuride Mexico Assignment and Substitution Agreement” means the Assignment and Substitution Agreement, dated as of August 14, 2009, by and between Citicorp, in its capacity as the resigning administrative agent, and DBTCA, in its capacity as the successor administrative agent.

“Accuride Mexico Confirmation and Amendment” means the Confirmation and Amendment Agreement, dated as of January 31, 2005, between the U.S. Borrower and Citicorp, in its capacity as Administrative Agent.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at (a) its office at 60 Wall Street, New York, New York 10005, Reference: Accuride or (b) such other office of the Administrative Agent located in the United States as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrowers and each Lender Party.

“Advance” means a U.S. Loan Advance, a Canadian Advance or a U.S. Letter of Credit Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person (or, in the case of any Lender Party which is an investment fund, (a) the investment advisor thereof, and (b) any other investment fund having the same investment advisor), or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Anti-Terrorism Laws” means:

(a)                                  the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)                                 the USA Patriot Act;

(c)                                  the Money Laundering Control Act of 1986, Public Law 99-570;

(d)                                 the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., and the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

(e)                                  Part II.1 of the Criminal Code (Canada);

(f)                                    the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada);

(g)                                 the Regulations Implementing the United Nations Regulations on Suppression of Terrorism (Canada);

(h)                                 United Nations Al-Qaida and Taliban Regulations (Canada); and

(i)                                     any similar law enacted in the United States of America or Canada subsequent to the date of this Agreement.

“Applicable Lending Office” means, with respect to (a) each Canadian Lender, such Lender’s Canadian Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance and (b) each U.S. Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for all Advances, a percentage per annum equal to (a) 6.75% per annum in the case of Eurodollar Rate Advances and (b) 5.75% per annum in the case of Base Rate Advances.

“Applicable Rate” has the meaning specified in Section 2.08(d).

“Appropriate Borrower” means (a) with respect to the Canadian Facility, the Canadian Borrower and (b) with respect to the U.S. Loan Facility and the U.S. Letter of Credit Facility, the U.S. Borrower.

“Appropriate Lender” means, at any time, with respect to (a) the Canadian Facility, a Canadian Lender, (b) the U.S. Loan Facility, a U.S. Lender, and (c) the U.S. Letter of Credit Facility, a U.S. Letter of Credit Lender.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent and the

Appropriate Borrower, in accordance with Section 9.07 and in substantially the form of Exhibit B hereto.

“Assumption Agreement” means an assumption agreement, substantially in the form of Annex 1 to the Guarantee and Collateral Agreement.

“Available LC Amount” means, with respect to any Letter of Credit outstanding at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any other court having jurisdiction over the Bankruptcy Filings from time to time.

“Bankruptcy Filing” has the meaning specified in Preliminary Statement (5).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate for a Eurodollar Rate Advance denominated in U.S. dollars with a one-month interest period commencing on such day plus 1.0%. For purposes of clause (c) of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than on the second Business Day prior to the first day of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day; provided that the determination of the Eurodollar Rate shall disregard (A) the rounding requirement set forth in the definition of Eurodollar Rate and (B) the last sentence of such definition.  Notwithstanding the foregoing, the Base Rate shall not be less than 4.00% per annum.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(i).

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means all Advances of the same Type converted or continued on the same day.

“Bostrom Mexican Pledge Agreement” means the Pledge of Shares Agreement, dated as of April 18, 2005, between Bostrom Seating, Inc. and Citicorp, in its capacity as the Administrative Agent, for the benefit of the Secured Parties, as assigned by the Bostrom Mexico Assignment and Substitution Agreement.

“Bostrom Mexico Assignment and Substitution Agreement” means the Assignment and Substitution Agreement, dated as of August 14, 2009, by and between Citicorp,

in its capacity as the resigning administrative agent, and DBTCA, in its capacity as the successor administrative agent.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and with respect to notices and determinations in connection with, and payments of principal and interest on, the Canadian Advances, on which banks are not required or authorized to close in Toronto, Ontario, Canada, and if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Canadian Advances” means the revolving credit advances made to the Canadian Borrower under the Existing Credit Agreement in an aggregate amount, as of the Effective Date, equal to $22,000,000, which advances shall be payable by the Canadian Borrower to the Canadian Lenders as provided herein.

“Canadian Borrower” has the meaning specified in the recital of parties to this Agreement.

“Canadian Confirmation and Amendment” means the duly executed confirmation and amendment dated as of January 31, 2005, made by the Canadian Borrower to the Administrative Agent for the benefit of the Secured Parties under the Canadian Security Agreement.

“Canadian Facility” means, at any time, the aggregate amount of the Canadian Advances at such time.

“Canadian Lender” means, at any time, any Lender that has made a Canadian Advance that is outstanding at such time.

“Canadian Lender Note” means a promissory note of the Canadian Borrower payable to the order of any Canadian Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Canadian Borrower to such Lender resulting from the Canadian Advances made by such Lender.

“Canadian Lending Office” means, with respect to any Canadian Lender, the office of a Subsidiary or Affiliate of such Lender specified as its “Canadian Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Canadian Borrower and the Administrative Agent.

“Canadian Security Agreement” means the Security Agreement, dated as of July 27, 2001, between the Canadian Borrower and Citicorp, in its capacity as the Administrative Agent for the benefit of the Secured Parties, as amended as of June 13, 2003, as further amended by the Canadian Confirmation and Amendment, and as further amended, supplemented or otherwise modified from time to time, and including any agreement entered into by the Canadian Borrower and the Administrative Agent as a replacement thereof.

“Capital Expenditures” means, for any Person for any period, the sum, without duplication, of all expenditures made, directly or indirectly (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases, but excluding any amount representing capitalized interest), by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person; provided that Capital Expenditures shall not include (without duplication) (a) any expenditures made in connection with the replacement, substitution, repair or restoration of any assets to the extent financed (i) with insurance proceeds received by the U.S. Borrower or any of its Subsidiaries on account of the loss of, or any damage to, the assets being replaced, substituted for, repaired or restored or (ii) with the proceeds of any compensation awarded to the U.S. Borrower or any of its Subsidiaries as a result of the taking, by eminent domain or condemnation, of the assets being replaced or substituted for, (b) any expenditures for the purchase price of any equipment that is purchased simultaneously with the trade-in of any existing equipment by the U.S. Borrower or any of its Subsidiaries to the extent that the gross amount of such purchase price is reduced by any credit granted by the seller of such equipment for the equipment being traded in, (c) any expenditures for the purchase price of any property, plant or equipment purchased within one year of the consummation of any sale, lease, transfer or other disposition of any asset of the U.S. Borrower or any of its Restricted Subsidiaries in accordance with the provisions of Section 5.02(d) to the extent purchased with Net Cash Proceeds of such sale, lease, transfer or other disposition or (d) Investments made pursuant to Section 5.02(e)(x).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateral Account” has the meaning specified in the Guarantee and Collateral Agreement.

“Cash Equivalents” means (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (ii) issued by any agency of the United States of America the obligations of which are backed by the full faith and credit of the United States, in each case maturing within 24 months after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within 12 months after the date of acquisition thereof and having, at the time of the acquisition thereof, an investment grade rating generally obtainable from either Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”); (c) commercial paper maturing no more than 12 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of a least A-1 from S&P or at least P-1 from Moody’s; (d) domestic and eurodollar certificates of deposit or bankers’ acceptances maturing within 12 months after the date of acquisition thereof and issued or accepted by any Lender or by any other commercial bank organized or doing business under the laws of the United States or any state thereof or the District of Columbia that has combined capital and surplus of not less than $500,000,000; (e) repurchase agreements with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any commercial bank meeting the requirements specified in clause (d) above or with any securities dealer of recognized national standing; (f) shares of investment companies that are registered under the Investment Company Act of 1940 and that invest solely in one or more of the types of investments referred to in clauses (a) through (e) above; and (g) in the case of any Subsidiary which is not a U.S. Person, high quality, short-term liquid Investments made by such Subsidiary in the ordinary course of managing its surplus cash position in a manner consistent with past practices.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means, and shall be deemed to have occurred, if: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act  shall have become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 30% of the outstanding Voting Stock of the U.S. Borrower; and/or (b) at any time Continuing Directors shall not constitute a majority of the Board of Directors of the U.S. Borrower; and/or (c) a Specified Change of Control shall occur. For purposes of this definition, “Continuing Director” means, as of any date of determination, an individual (i) who is a member of the Board of Directors of the U.S. Borrower on the Effective Date, (ii) who, as of such date of determination, has been a member of such Board of Directors for at least the 12 preceding months (or, if such date of determination occurs during the period comprising the first 12 months after the Effective Date, since the Effective Date), or (iii) who is recommended by at least a majority of the then Continuing Directors.

“Citicorp” means Citicorp USA, Inc.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means the Guarantee and Collateral Agreement, the Canadian Security Agreement, the Accuride Mexican Pledge Agreement, the Bostrom Mexican Pledge Agreement, the Mortgages, and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Confidential Information” has the meaning specified in Section 9.11(a).

“Consent” means the Consent to Fifth Amended and Restated Credit Agreement, dated as of the date hereof, among the Borrowers and the Lenders listed on the signature pages thereto.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 2.07.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP, but excluding the current portion of any deferred income taxes.

“Current Liabilities” of any Person means (a) all Debt of such Person that by its terms is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of such Person, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date) and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person, but excluding the current portion of any deferred income taxes.

“DBTCA” has the meaning specified in the recital of parties to this Agreement.

“Debt” of any Person means, without duplication, (a) all indebtedness, liabilities and obligations of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of such Person’s business) that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), it being understood that if such Person has not assumed or otherwise become liable for such Obligations, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of the related Obligations or the fair market value of all property of such Person securing such Obligations, (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities issued for the account of such Person, (g) all Obligations of such Person in respect of Hedge Agreements, (h) all Off-Balance Sheet Liabilities of such Person, (i) all Disqualified Equity Interests issued by such Person with the amount of Debt represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any, (j) all Debt of others referred to in clauses (a) through (i) above or clause (k) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss; provided that any such guaranteed Obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business, and (k) all Debt referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided that the amount of Debt of such Person under clauses (j) and (k) above shall (subject to any obligation set forth therein) be deemed to be the principal amount of the Debt guaranteed or secured thereby and, with respect to any Lien on property of such Person as described in clause (k) above, if such Person has not assumed or otherwise become liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt.

For the purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified  Equity Interests as if such Disqualified  Equity Interests were purchased on any date on which Debt shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value to be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests. Notwithstanding the foregoing, “Debt” shall not include trade payables and accrued liabilities incurred in the ordinary course of business for the purchase of goods or services that are not secured by a Lien other than a Permitted Lien or a Lien permitted under Section 5.02(a) and that are not overdue by more than 180 days.

“Debtors” has the meaning specified in Preliminary Statement (5).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Issuing Bank pursuant to Section 2.12(b) to purchase a portion of a U.S. Letter of Credit Advance made by the Issuing Bank, (b) any Lender Party pursuant to Section 2.10 to purchase any participation in Advances owing to such other Lender Party and (c) the Administrative Agent or the Issuing Bank pursuant to Section 8.05 to reimburse the Administrative Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.11(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 7.01(f).

“Designated Subsidiary Side Letter” means the side letter dated as of the date hereof and in a form agreed between the U.S. Borrower and the Administrative Agent.

“Disclosure Statement” means that certain Disclosure Statement for Joint Plan of Reorganization for Accuride Corporation, et al. under Chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time, that was approved by the Disclosure Statement Order and describes the Plan of Reorganization, including all exhibits and schedules thereto and references therein that relate to the Plan of Reorganization.

“Disclosure Statement Order” means that certain Order entered by the Bankruptcy Court on December 21, 2009 Docket No. 454, as the order may be amended from time to time.

“Disqualified Equity Interest” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control), (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in whole or in part, on a date on or prior to one year after the Termination Date, in each case, other than a maturity or redemption that entitles the holder of such Equity Interest to receive common stock of a Borrower as sole consideration upon maturity or redemption, or (b) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on a date on or prior to one year after the Termination Date; provided that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Equity Interests.

“$” means the lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the U.S. Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the U.S. Borrower which is not a Foreign Subsidiary.

“EBITDA” means, for any period, the sum, determined on a Consolidated basis, of the amounts for such period of (a) Net Income plus (b) to the extent included in computing Net Income, the sum (without duplication) of (i) Interest Expense, (ii) taxes computed on the basis of income, (iii) depreciation expense, (iv) amortization expense (including amortization of deferred financing fees), (v) any expenses or charges incurred in connection with any issuance of debt or equity securities (including upfront and amendment fees payable in respect of bank facilities), (vi) any fees and expenses related to Investments permitted pursuant to Section 5.02(e) of this Agreement, (vii) losses on asset sales, (viii) restructuring charges or reserves for such period incurred by the U.S. Borrower or any Subsidiary in connection with (x) plant closures and the consolidation, relocation or elimination of operations and (y) related severance costs and other costs incurred in connection with the termination, relocation and training of employees (collectively, “Restructuring Charges”); provided that unless otherwise agreed by the Administrative Agent (acting on the instructions of the Majority Lenders), the maximum amount of all restructuring charges or reserves that may be included in EBITDA (x) during the term of this Agreement shall not exceed $15,000,000 in the aggregate or (y) in any consecutive four Fiscal Quarters shall not exceed $10,000,000 in the aggregate, (ix) any deduction for minority interest expense, (x) any other non-cash charges, (xi) any other non-recurring charges, (xii) currency losses (except any losses on currency hedging agreements that are entered into to hedge against fluctuations in foreign currencies with respect to items included in calculating “Operating Income”), (xiii) fees or expenses incurred or paid by the U.S. Borrower or any of its Subsidiaries in connection with the Restructuring and the Related Documents, and (xiv) with respect to any Measurement Period which contains a Fiscal Quarter with respect to which an EBITDA Deficiency was cured pursuant to and in compliance with the provisions of Section 5.04(b), an amount equal to the EBITDA Deficiency Add Back with respect to such Fiscal Quarter, minus (c) to the extent included in computing Net Income the sum, without duplication, the amounts for such period of (i) any non-recurring gains, (ii) all non-cash gains, (iii) gains on asset sales and (iv) currency gains (except any gains on currency hedging agreements that are entered into to hedge against fluctuations in foreign currencies with respect to items included in calculating “Operating Income”), determined, in the case of each of the foregoing clauses (a), (b) and (c) for the U.S. Borrower and its Subsidiaries, in accordance with GAAP for such period; provided that for purposes of such calculation, in the case of any Subsidiary acquired by the U.S. Borrower or any of its Subsidiaries following the commencement of any such period, amounts attributable to such Subsidiary shall be calculated as though such Subsidiary had been acquired on the first day of such period.

“EBITDA Deficiency” has the meaning specified in Section 5.04(b).

“EBITDA Deficiency Add Back” means, with respect to any Fiscal Quarter with respect to which there is an EBITDA Deficiency, the amount of Net Cash Proceeds from the sale or issuance of Equity Securities of the U.S. Borrower or Permitted Subordinated Debt that (a) is received by the U.S. Borrower during the period from the last day of such Fiscal Quarter to the date 20 days after delivery of the financial statements required pursuant to Section 5.03(b) or (c) with respect to such Fiscal Quarter; and (b) is designated by the U.S. Borrower and notified to the Administrative Agent as EBITDA Deficiency Add Back; provided that the aggregate amount of EBITDA Deficiency Add Back for all Fiscal Quarters during the term of this Agreement shall not exceed $15,000,000.

“ECF Percentage” means, at any time, 75%.

“Effective Date” has the meaning specified in Preliminary Statement (8).

“Eligible Assignee” means (a) with respect to the U.S. Loan Facility or the U.S. Letter of Credit Facility, (i) a Lender, (ii) an Affiliate of a Lender or a Related Fund of a Lender, (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets of at least $3,000,000,000, (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets of at least $3,000,000,000, (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $3,000,000,000, so long as such bank is acting through a branch or agency located in the United States, (vi) the central bank of any country that is a member of the OECD, (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $250,000,000, and (viii) any other Person approved by the Administrative Agent and the U.S. Borrower, in each case such approval not to be unreasonably withheld or delayed, and (b) with respect to the Canadian Facility, (i) a bank listed on Schedule I or II to the Bank Act (Canada), and having a combined capital and surplus of at least $250,000,000, and, so long as no Event of Default has occurred and is continuing, approved by the Canadian Borrower, such approval not to be unreasonably withheld or delayed, (ii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is a resident of Canada for purposes of the Income Tax Act (Canada) or that is an authorized foreign bank deemed to be a resident of Canada for the purposed of Part XIII of the Income Tax (Canada) in respect of any amount paid to such bank under the Canadian Facility, as the case may be, and (iii) any other Person approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Canadian Borrower, in each case such approval not to be unreasonably withheld or delayed, provided that the Canadian Borrower shall not be obliged to approve any person that has not provided the Canadian Borrower with evidence satisfactory to it as to such Person’s residency and in no event shall the Canadian Borrower be obliged to approve any Person that does not meet the residency requirements set forth in subclause (ii) above; and (c) with respect to the Issuing Bank, a Person that is an Eligible Assignee under subclause (ii), (iii) or (v) of clause (a) of this definition and is approved by the Administrative Agent and the U.S. Borrower, in each case such approval not to be unreasonably withheld or delayed; provided, however, that no Person that is a Loan Party, an Affiliate of a Loan Party or an Investor Lender shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with any Loan Party would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Appropriate Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) at which deposits in U.S. dollars are offered by the principal office of the Administrative Agent in London, England to first-class banks in the London interbank market at 11:00 A.M. (London time) for U.S. dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Rate Advance of the Administrative Agent (in its capacity as a Lender) (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Rate Advance then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period applicable to such Eurodollar Rate Advance commencing two Business Days thereafter as of 10:00 A.M. (New York City time) on the applicable Interest Determination Date by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.  The Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent, subject, however, to the provisions of Section 2.04.  Notwithstanding the foregoing, the Eurodollar Rate shall not be less than 3.00% per annum.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means, for any period, an amount equal to the sum, without duplication, of:

(a)                                  Consolidated Net Income of the U.S. Borrower and its Subsidiaries for such period (other than any portion of Consolidated Net Income attributable to earnings in respect of joint venture interests in excess of dividends or distributions actually received by the U.S. Borrower and its Subsidiaries), plus

(b)                                 the aggregate amount of all non-cash charges deducted in arriving at such Consolidated Net Income, plus

(c)                                  the amount of any net decrease in the excess of Consolidated Current Assets (excluding cash and Cash Equivalents) over Consolidated Current Liabilities of the U.S. Borrower and its Subsidiaries during such period, minus

(d)                                 the aggregate amount of all non-cash credits included in arriving at such Consolidated Net Income, plus

(e)                                  the aggregate net non-cash loss realized by the U.S. Borrower and its Subsidiaries in connection with the sale, lease, transfer or other disposition of assets (other than sales of inventory in the ordinary course of business) by the U.S. Borrower and its Subsidiaries during such period, minus

(f)                                    the aggregate amount of Capital Expenditures made by the U.S. Borrower and its Subsidiaries in cash (excluding the principal amount of any Debt incurred to finance such Capital Expenditures, whether incurred in such period or a subsequent period) pursuant to Section 5.02(j), minus

(g)                                 the amount of any net increase in the excess of Consolidated Current Assets (excluding cash and Cash Equivalents) over Consolidated Current Liabilities of the U.S. Borrower and its Subsidiaries during such period, minus

(h)                                 the aggregate amount of any premium, make-whole or penalty payments actually paid in cash during such period that are required in connection with any prepayment of Debt and that are accounted for by the U.S. Borrower as extraordinary items, minus

(i)                                     the aggregate amount of all scheduled principal payments of Debt of the U.S. Borrower or its Subsidiaries (including, without limitation, the Advances and the principal component of payments with respect to Obligations under Capitalized Leases), minus

(j)                                     the amount of Investments made during such period pursuant to Section 5.02(e) (other than Investments in Persons that are Subsidiaries of the Borrowers at the time of such Investments) to the extent that such Investments were financed with internally generated cash flow of the U.S. Borrower and its Subsidiaries, minus

(k)                                  the aggregate amount of expenditures actually made by the U.S. Borrower and its Subsidiaries in cash during such period (including, without limitation, the payment of financing fees) to the extent that such expenditures are not expensed during such period, minus

(l)                                     without double counting, to the extent not otherwise included in the calculation of Consolidated Net Income or adjusted for in any other provision of this definition of Excess Cash Flow for such period, cash payments by the Borrowers and their Subsidiaries during such period in respect of post-retirement benefits, pensions and taxes, minus

(m)                               the amount paid during such period by the U.S. Borrower to repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees so long as such repurchase is pursuant to, and in accordance with the terms of management and/or employee stock plans, stock subscription agreements or shareholder agreements, minus

(n)                                 the aggregate net non-cash gain realized by the U.S. Borrower and its Subsidiaries in connection with the sale, lease, transfer or other disposition of assets (other than sales of inventory in the ordinary course of business) by the U.S. Borrower and its Subsidiaries during such period.

“Exchange Act” means Securities Exchange Act of 1934, as amended from time to time.

“Executive Order” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Existing Advances” means the Canadian Advances and the Existing U.S. Advances.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (1).

“Existing Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Existing U.S. Advance” means a U.S. Revolving Credit Advance, an Existing U.S. Letter of Credit Advance or a First Out Term Advance.

“Existing U.S. Letter of Credit Advances” means the letter of credit advances made to the U.S. Borrower by certain of the U.S. Lenders under the Existing Credit Agreement in an aggregate amount, as of the Effective Date, equal to $16,123,055.00.

“Facility” means the Canadian Facility, the U.S. Loan Facility or the U.S. Letter of Credit Facility.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Designated Subsidiary” means the Subsidiary designated as the “First Designated Subsidiary” in the Designated Subsidiary Side Letter.

“First Out Term Advances” means the first out term advances made to the U.S. Borrower by certain of the U.S. Lenders under the Existing Credit Agreement in an aggregate amount, as of the Effective Date, equal to $224,559,153.15, which advances shall be payable by the U.S. Borrower to such U.S. Lenders as provided herein.

“Fiscal Quarter” means any fiscal quarter of the U.S. Borrower and its Consolidated Subsidiaries that occurs within any Fiscal Year.

“Fiscal Year” means a fiscal year of the U.S. Borrower and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“FLSA” means the Fair Labor Standards Act of 1938, as amended from time to time.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 4.01(l)(ii).

“Foreign Plan” has the meaning specified in Section 4.01(l)(ii).

“Foreign Subsidiary” means any Subsidiary of the U.S. Borrower which is a corporation organized under the laws of any jurisdiction other than the United States or any state thereof.

“Fourth Amendment and Canadian Forbearance Agreement” has the meaning specified in Preliminary Statement (4).

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 1.03 hereof.

“Governmental Authority” shall mean the government of the United States of America, Canada, any other nation or, in each case, any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee and Collateral Agreement” means the Second Amended and Restated Guarantee and Collateral Agreement, dated as of February 26, 2010, among the U.S. Borrower, each Subsidiary Guarantor, and the Administrative Agent, as amended pursuant to the Third Amendment and Consent to the Fourth Amended and Restated Credit Agreement; and First Amendment to the Amended and Restated Guarantee and Collateral Agreement, dated as of August 14, 2009, and as such agreement may be further amended, supplemented or otherwise modified from time to time.

“Guaranteed Obligations” has the meaning specified in Section 6.01.

“Guaranty” has the meaning specified in Section 6.01.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodities future or option contracts for materials used in the ordinary course of business and other similar agreements.

“Hedging Advance” has the meaning specified in Section 2.01(c).

“Hedging Lender” means each Lender identified as such on Schedule I hereto.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Interest Determination Date” means, with respect to any Eurodollar Rate Advance, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Rate Advance.

“Interest Expense” means, for any Person for any period, cash interest expense (including that attributable to Capitalized Leases in accordance with GAAP), net of cash interest income, of such Person with respect to all outstanding Debt of such Person, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated in accordance with GAAP; provided that (a) there shall be included in any determination of Consolidated Interest Expense for the U.S. Borrower and its Subsidiaries for any period the cash interest expense (or income) of any Person which becomes a Subsidiary (through an acquisition in accordance with Section 5.02(c) or otherwise) for such entire period, assuming that any Debt incurred or prepaid in connection with any such acquisition had been incurred or prepaid on the first day of such period and (b) there shall be excluded from any determination of Consolidated Interest Expense of the U.S. Borrower and its Subsidiaries for any period any upfront and amendment fees paid by the U.S. Borrower in such period in respect of amendments to this Agreement to the extent otherwise included in such Consolidated Interest Expense.

“Interest Period”  means, for each Eurodollar Rate Advance comprising part of the same Borrowing to either Borrower, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by such Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, or, with the consent of all of the Appropriate Lenders, nine or twelve months, as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)                          such Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b)                         Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c)                          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)                         whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” in respect of such Person.

“Investor Lender” means a Lender that either (x) holds an Equity Interest issued by a Loan Party or (y) is an Affiliate of a holder of an Equity Interest issued by a Loan Party.

“Issuing Bank” means the Existing Issuing Bank and any successor Issuing Bank.

“KEIP” means the key employee incentive program approved by the Bankruptcy Court on November 24, 2009, with respect to certain senior managers of the U.S. Borrower.

“Last Out Term Advances” means the last out term advances made to the U.S. Borrower under the Existing Credit Agreement in an aggregate amount, as of the Effective Date, equal to $70,065,846.00, which advances were repaid with a portion of the proceeds of the New Senior Convertible Notes.

“LC Cash Return” has the meaning specified in Section 2.03(b)(v).

“LC Cash Return Funded Portion” means, with respect to any Replacement Letter of Credit, the portion, if any, of the cash applied by the U.S. Borrower to cash collateralize such Replacement Letter of Credit, which portion was either funded with or reimbursed by the proceeds of an LC Cash Return.

“LC Cash Return Payment Date” means, with respect to any LC Cash Return, (a) if on the date of such LC Cash Return, the aggregate amount of all proceeds returned to the U.S. Borrower under all LC Cash Returns as of such date exceeds the aggregate amount of cash applied by the U.S. Borrower to cash collateralize Replacement Letters of Credit as of such date, the earlier of (i) the ninetieth (90th) day following the date of such LC Cash Return and (ii) promptly, and in any event not later than one (1) Business Day, after the date on which the U.S. Borrower or any of its Subsidiaries obtains (or decides not to obtain) a new Replacement Letter of Credit, and (b) if on the date of such LC Cash Return, the aggregate amount of all proceeds returned to the U.S. Borrower under all LC Cash Returns as of such date is less than or equal to the aggregate amount of cash applied by the U.S. Borrower to cash collateralize Replacement Letters of Credit as of such date, on the date of such LC Cash Return.

“Lead Arranger” has the meaning specified in the recital of parties to this Agreement.

“Leases” has the meaning specified in Section 4.01(u).

“Lender Note” means a Canadian Lender Note or a U.S. Lender Note.

“Lender Party” means any Lender or the Issuing Bank.

“Lenders” means (a) the Initial Lenders, (b) with respect to the U.S. Letter of Credit Advances made by it, the Issuing Bank, and (c) each Person that shall become a Lender or a successor Issuing Bank hereunder pursuant to Section 9.07.

“Letters of Credit” means the letters of credit described in Schedule III.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, any agreement to give any of the foregoing, any lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidity” means, as of any date of determination, an amount equal to the sum of cash and Cash Equivalents held by the U.S. Borrower and its Subsidiaries in (a) any cash collateral account held with DBTCA, (b) any other account subject to a Cash Collateral Account Letter, Cash Concentration Account Letter, Control Agreement or Pledged Account Letter (as each such term is defined in the Guarantee and Collateral Agreement), (c) any other account subject to a Pledged Account Letter, Cash Concentration Account Letter or Cash Collateral Account Letter (each substantially in the form attached as an exhibit to the Canadian Security Agreement) or (d) any account of a Mexican Subsidiary, but only up to a maximum amount of $2,500,000 for all such accounts on an aggregate basis; provided that amounts held in payroll, tax, trust and similar accounts or amounts pledged on a first priority basis to Persons other than the Secured Parties shall be excluded in calculating Liquidity.

“Loan Documents” means (a) for purposes of this Agreement and the Lender Notes and any amendment or modification hereof or thereof and for all other purposes other than for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Lender Notes, (iii) the Guaranty, (iv) the U.S. Letter of Credit Agreements, (v) the Designated Subsidiary Side Letter and (vi) the Collateral Documents and (b) for purposes of the Guaranty and the Collateral Documents, (i) this Agreement, (ii) the Lender Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Designated Subsidiary Side Letter and (vi) the U.S. Letter of

Credit Agreements, in each case as amended, supplemented or otherwise modified from time to time.

“Loan Parties” means the Borrowers and the Subsidiary Guarantors.

“Majority Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time; and (b) the aggregate Available LC Amount of all Letters of Credit outstanding at such time provided, however, that if any Lender Party shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender Party (in its capacity as Lender Party) and outstanding at such time and (ii) such Lender Party’s Pro Rata Share of the aggregate Available LC Amount of all Letters of Credit outstanding at such time.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, assets or liabilities of any Loan Party or any of its Subsidiaries, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or Related Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document or Related Document to which it is or is to be a party.

“Measurement Period” means, as of any date of determination, the most recently completed four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Mexican Subsidiary” means Accuride de Mexico, S.A. de C.V., Bostrom Mexico, S.A. de C.V. and any other company organized and existing under the laws of Mexico that is a Subsidiary.

“Moody’s” has the meaning specified in the definition of “Cash Equivalents” in this Section 1.01.

“Mortgage” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“NAIC” means the National Association of Insurance Commissioners.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any asset, the sale or issuance of any Equity Interests, or the incurrence or issuance of any Debt by any Person, or any Recovery Event, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration, but only as and when received) by or on behalf of such Person in connection with such transaction or event after deducting therefrom only (without duplication):

(a)                          reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the U.S. Borrower or any of its Subsidiaries in connection with such transaction or event;

(b)                                 the amount of taxes paid or estimated to be payable in connection with or as a result of such transaction or event;

(c)                                  the amount of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than pursuant to the Facilities) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of any such transaction or event;

(d)                                 the amount of any reasonable reserves established in accordance with GAAP against any liabilities (other than taxes described in clause (b) above) that are (i) associated with the assets that are the subject of such transaction or event and (ii) retained by the U.S. Borrower or any of its Subsidiaries; and

(e)                                  the amount of any proceeds received from the sale, lease, transfer or other disposition of any asset pursuant to Section 5.02(d) or any Recovery Event to the extent that such proceeds are invested in the business within six months following such sale or Recovery Event, provided that, from and after the Effective Date, the aggregate amount of proceeds (other than proceeds of asset dispositions permitted pursuant to Section 5.02(d)(i) or 5.02(d)(iv) and proceeds from Recovery Events) that may be so reinvested in the business shall not exceed $5,000,000 in any Fiscal Year;

provided, however, that in the event the amount of any estimated tax payable described in clause (b) above exceeds the amount actually paid, or upon any subsequent reduction in the amount of any reserve described in clause (d) above, the U.S. Borrower or its applicable Subsidiary shall be deemed to have received Net Cash Proceeds in an amount equal to such excess or reduction, at the time of payment of such taxes or on the date of such reduction, as the case may be; provided further that any portion of any proceeds received from the sale, lease, transfer or other disposition of any asset pursuant to Section 5.02(d) or any Recovery Event that has not been invested in the business as permitted under this Agreement within such six-month period shall (i) be deemed to be Net Cash Proceeds of such a sale or Recovery Event occurring on the last day of such six-month period and (ii) be applied to the prepayment of Advances in accordance with Section 2.03(b); provided further that, for purposes of the preceding proviso, such six-month period shall be extended by up to six additional months from the last day of such initial six-month period so long as (A) such proceeds are to be invested in the business as permitted under this Agreement within such additional six-month period under the U.S. Borrower’s or any of its Subsidiaries’ business plan as most recently adopted in good faith by its board of directors and (B) such Person believes in good faith that such proceeds will be so reinvested within such additional six-month period.

“Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person; provided that, for purposes of determining Net Income for any Person and its Subsidiaries on a Consolidated basis, there shall be excluded from such determination (a)

any after-tax gains or losses, and any related fees and expenses, in each case to the extent attributable to the sale of assets, and (b) any net extraordinary gains (or losses).

“New Senior Convertible Notes” means the 7.5% Convertible Notes issued pursuant to the New Senior Convertible Notes Indenture.

“New Senior Convertible Notes Indenture” means the indenture, dated as of the Effective Date, entered into by the U.S. Borrower in connection with the issuance of the New Senior Convertible Notes, together with all instruments and other agreements entered into by the U.S. Borrower and the Subsidiaries that are guarantors of the New Senior Convertible Notes in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 5.02(h).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the unpaid principal of and interest on the Advances, reimbursement obligations in respect of the Letters of Credit, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document (including, without limitation, interest accruing at the then applicable rate provided herein after the maturity of the Advances and reimbursement obligations in respect of the Letters of Credit and Post-Petition Interest and Expenses) to the Administrative Agent or any Lender Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lender Parties that are required to be paid by any Borrower pursuant to the terms of any of the foregoing agreements) and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Off-Balance Sheet Liabilities” of any Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person (other than an operating lease), (c) any obligation under a Synthetic Lease or (d) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Permitted Debt” has the meaning specified in Section 5.02(b)(iii)(I).

“Other Permitted Debt Documents” means all agreements, indentures and instruments pursuant to which Debt of the Borrowers or any of their Subsidiaries (other than Permitted Subordinated Debt) is issued.

“Other Taxes” has the meaning specified in Section 2.09(b).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Equity Documents” means all agreements, indentures and instruments pursuant to which Equity Interests other than Disqualified Equity Interests are issued.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business outstanding at any time and securing indebtedness that is not overdue for a period of more than 30 days; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 7.01(g); (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by the U.S. Borrower or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the U.S. Borrower and its Subsidiaries taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any Liens arising from any financing statement filed in connection with such lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the U.S. Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the U.S. Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 5.02(b)(iii)(F); and (j) leases or subleases granted to others not interfering in any material respect with the business of the U.S. Borrower and its Subsidiaries, taken as a whole.

“Permitted Subordinated Debt” has the meaning specified in Section 5.02(b)(i)(B).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Petition Date” has the meaning specified in Preliminary Statement (5).

“PIK Advance” has the meaning specified in Section 2.01(b).

“Plan” means any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments of) any Loan Party or an ERISA Affiliate.

“Plan of Reorganization” has the meaning specified in Preliminary Statement (7).

“Post-Petition Interest and Expenses” means interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any Insolvency Proceeding, relating to either Borrower, and expenses reimbursable hereunder which are incurred after the filing of any petition in bankruptcy or the commencement of any such Insolvency Proceeding, whether or not a claim for such post-filing or post-petition interest or expenses is allowed in such proceeding.

“PPSA” means the Personal Property Security Act (Ontario), and the regulations thereunder and equivalent legislation in other provinces of Canada, as applicable.

“Prime Rate” means the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and as such prime lending rate changes.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Share” of any amount means, with respect to any U.S. Letter of Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such U.S. Letter of Credit Lender’s pro rata share of the U.S. Letter of Credit Facility at such time and the denominator of which is the U.S. Letter of Credit Facility at such time.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the U.S. Borrower or any of its Subsidiaries.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the New Senior Convertible Notes, the New Senior Convertible Notes Indenture, any Subordinated Debt Documents and any Other Permitted Debt Documents.

“Related Fund” means any Person that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) a Person or an Affiliate of a Person that administers or manages a Lender.

“Replacement Letter of Credit” has the meaning specified in Section 5.02(b)(iii)(G).

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations thereunder.

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations or awards of an arbitrator, a court or any other governmental authority, and all governmental authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Resignation and Assignment Agreement” means that certain Resignation and Assignment Agreement, dated as of August 14, 2009, among the Borrowers, Citicorp, as Existing Administrative Agent (as such term is defined therein), DBTCA, as Successor Administrative Agent (as such term is defined therein) and the other Loan Parties.

“Responsible Officer” means any officer of any Loan Party or any of its Subsidiaries.

“Restricted Party” means any person listed:

(a)                                  in the Annex to the Executive Order;

(b)                                 on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury;

(c)                                  in any successor list to either of the foregoing;

(d)                                 any person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)                                  a person or entity:

(i)                                     on a list established by the Governor in Council under Section 83.05 of the Criminal Code (Canada);

(ii)                                  that is a “listed person” within the meaning of the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada);

(iii)                               “Osama Bin Laden or his associates”, the “Taliban” or “a person associated with the Taliban”, each as defined in the United Nations Al-Qaida and Taliban Regulations (Canada); or

(iv)                              with which any Loan Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

“Restructuring” means the restructuring of the capital structure of the U.S. Borrower pursuant to and in accordance with the provisions of the Plan of Reorganization and the Disclosure Statement.

“Restructuring Charges” has the meaning specified in the definition of “EBITDA”.

“S&P” has the meaning specified in the definition of “Cash Equivalents” in this Section 1.01.

“Second Designated Subsidiary” means the Subsidiary designated as the “Second Designated Subsidiary” in the Designated Subsidiary Side Letter.

“Secured Parties” means the Administrative Agent and the Lender Parties.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Change of Control” means a “Change of Control” (or any other defined term having a similar purpose), as defined in any Subordinated Debt Document or in any Permitted Equity Document.

“Specified Underfunded Plan” means any Plan that has any Unfunded Current Liability.

“STA” means the Securities Transfer Act (Ontario) and the regulations thereunder and equivalent legislation in other provinces of Canada, as applicable.

“Subordinated Debt” means (a) the Debt evidenced by the New Senior Convertible Notes, (b) any other Debt of the Borrowers that is subordinated to the Obligations of the Borrowers under the Loan Documents in a manner no less favorable to the Lender Parties than those applicable to the New Senior Convertible Notes and (c) guaranty Obligations of any Subsidiary Guarantor in respect of any such Debt referred to in the foregoing clauses (a) and (b), so long as such guaranty Obligations are subordinated to the Obligations of such Subsidiary Guarantor under the Loan Documents in a manner no less favorable to the Lender Parties than those applicable to the guaranty Obligations of such Subsidiary Guarantor in respect of the New Senior Convertible Notes.

“Subordinated Debt Documents” means the New Senior Convertible Notes Indenture and all other agreements, indentures and instruments pursuant to which Permitted Subordinated Debt is issued.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the U.S. Borrower that are Domestic Subsidiaries and are listed on Schedule II hereto, and each other Subsidiary of the U.S. Borrower that shall be required to deliver an Assumption Agreement pursuant to this Agreement.

“Surviving Debt” means all Debt of the U.S. Borrower and its Subsidiaries that is outstanding immediately prior to the Effective Date and which is identified on Schedule 4.01(r).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (a) the lease will be treated as an “operating lease” by the lessee and (b) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” has the meaning specified in Section 2.09(a).

“Termination Date” means (a) with respect to the U.S. Loan Facility, the earlier of June 30, 2013 and the date on which the outstanding principal amount of the U.S. Loan Advances become due and payable pursuant to Section 7.01, (b) with respect to the Canadian Facility, the earlier of June 30, 2013 and the date on which the outstanding principal amount of the Canadian Advances become due and payable pursuant to Section 7.01, and (c) with respect to the U.S. Letter of Credit Facility, the earlier of June 30, 2013 and the date on which the outstanding U.S. Letter of Credit Advances become due and payable pursuant to Section 7.01.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unfunded Current Liability” of any Plan means the amount, if any, by which the present value of the accumulated benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto; provided that upon the direction of the Administrative Agent (acting in its own discretion or at the request of any Lender), the Unfunded Current Liability of each Plan shall be calculated as set forth above but the present value of the accumulated benefits under such Plan as of the close of its most recent plan year shall be based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of such Plan.

“United States” and “U.S.” each mean the United States of America.

“Unmatured Surviving Obligations” has the meaning specified in the Guarantee and Collateral Agreement.

“U.S. Borrower” has the meaning specified in the recital of parties to this Agreement.

“U.S. Lender” means, at any time, any Lender that has made an Existing U.S. Advance, a Hedging Advance or a PIK Advance that is outstanding at such time.

“U.S. Lender Note” means a promissory note of the U.S. Borrower payable to the order of any U.S. Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the U.S. Borrower to such Lender resulting from the Existing U.S. Advances made by such Lender.

“U.S. Letter of Credit Advances” means the advances made by the Issuing Bank or any U.S. Revolving Credit Lender pursuant to Section 2.12(b) after the Effective Date, all of which advances shall be payable by the U.S. Borrower to the Issuing Bank and the U.S. Revolving Credit Lenders as provided herein.

“U.S. Letter of Credit Agreement” means the application and agreement for letter of credit specified by the Issuing Bank to the U.S. Borrower for use in connection with a Letter of Credit.

“U.S. Letter of Credit Facility” means, at any time, an amount equal to the aggregate amount of the U.S. Letter of Credit Advances at such time.

“U.S. Letter of Credit Lender” means, at any time, the Issuing Bank or any U.S. Revolving Credit Lender.

“U.S. Loan Advance” means an Existing U.S. Advance, a Hedging Advance or a PIK Advance.

“U.S. Loan Facility” means, at any time, the aggregate amount of the Existing U.S. Advances, the Hedging Advances and the PIK Advances at such time.

“U.S. Person” means any Person which is organized under the laws of a jurisdiction of the United States.

“U.S. Revolving Credit Advances” means the revolving credit advances made to the U.S. Borrower by certain of the U.S. Lenders under the Existing Credit Agreement in an aggregate amount, as of the Effective Date, equal to $34,069,786.78, which advances shall be payable by the U.S. Borrower to such U.S. Lenders as provided herein.

“U.S. Revolving Credit Lender” means each Lender identified as such on Schedule I hereto.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, Title III of Public Law 107-56 (signed into law October 26, 2001).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 1.02  Computation of Time Periods.  In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.03  Accounting Terms.  The financial statements to be furnished to the Lender Parties pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved; provided that all computations and all definitions (including accounting terms) used in determining compliance with Section 5.02 and Section 5.04 shall utilize GAAP and policies in conformity with those used to prepare the financial statements referred to in Section 4.01(f)(i).

Section 1.04  Currency Equivalent.  For purposes of construction of the terms hereof, the equivalent in another currency of an amount in U.S. dollars shall be determined by using the quoted spot rate at which DBTCA’s principal office in New York City offers to purchase such other currency with the equivalent in dollars in New York City at 9:00 A.M. (New York City time) on the date on which such equivalent is to be determined.

Section 1.05  Uniform Commercial Code.  Unless otherwise defined herein or in the other Loan Documents, terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York from time to time (or the PPSA or STA in respect of matters related to the Canadian Borrower or its property or assets) are used herein as therein defined.

ARTICLE II

Amounts and Terms of the Advances

Section 2.01  The Advances.

(a)                                  Existing Advances.  The aggregate outstanding principal amount of the Existing Advances owed to each Lender as of the Effective Date is set forth on Schedule I hereto.  Amounts repaid or prepaid in respect of the Existing Advances may not be reborrowed.

(b)                                 PIK Advances.  On the Effective Date, in accordance with the Plan of Reorganization, each U.S. Lender that was owed Last Out Term Advances, in respect of which interest accrued but was not paid in cash following the Petition Date, will be deemed to make an advance (a “PIK Advance”) to the U.S. Borrower in the amount of such accrued and unpaid interest.  The aggregate outstanding principal amount of the PIK Advances owed to each U.S.

Lender as of the Effective Date is set forth on Schedule I hereto.  Amounts repaid or prepaid in respect of the PIK Advances may not be reborrowed.

(c)                                  Hedging Advances.  On the Effective Date, in accordance with the Plan of Reorganization, each Hedging Lender that was owed a termination payment in respect of its hedge agreement with the U.S. Borrower will be deemed to make an advance (a “Hedging Advance”) to the U.S. Borrower in the amount of such termination payment.  The aggregate outstanding principal amount of the Hedging Advances owed to each Hedging Lender as of the Effective Date is set forth on Schedule I hereto.  Amounts repaid or prepaid in respect of the Hedging Advances may not be reborrowed.

(d)                                 Type and Duration.  On the Effective Date, all Advances will be deemed to be made as Base Rate Advances.

Section 2.02  Repayment of Advances.  The Borrowers shall each repay to the Administrative Agent for the ratable account of the U.S. Lenders (in the case of repayments of U.S. Advances by the U.S. Borrower), the Canadian Lenders (in the case of repayments of Canadian Advances by the Canadian Borrower) and the U.S. Letter of Credit Lenders (in the case of repayments of U.S. Letter of Credit Advances by the U.S. Borrower) the aggregate outstanding principal amount of the Advances on the Termination Date in respect of the U.S. Facility, the Canadian Facility or the U.S. Letter of Credit Facility, as applicable.

Section 2.03  Prepayments.

(a)                                  Optional.  The Appropriate Borrower may, on same Business Day’s notice in the case of Base Rate Advances and one Business Day’s notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Appropriate Borrower shall, prepay the outstanding aggregate principal amount of the U.S. Loan Advances, the U.S. Letter of Credit Advances or the Canadian Advances, as applicable, comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and (y) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance such Borrower shall also pay any amounts owing pursuant to Section 9.04(c).  Each such prepayment of (i) any U.S. Loan Advances shall be applied to U.S. Loan Advances comprising part of such Borrowing ratably, (ii) any Canadian Advances shall be applied to Canadian Advances comprising part of such Borrowing ratably, and (iii) any U.S. Letter of Credit Advances shall be applied to U.S. Letter of Credit Advances comprising part of such Borrowing ratably.

(b)                                 Mandatory.

(i)                                     The Borrowers shall, on the earlier of (x) the fifth Business Day following the date of delivery of the financial information required pursuant to Section 5.03(b) and (y) the fifth Business Day after the 90th day following the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2011, prepay U.S. Loan

Advances, Canadian Advances and U.S. Letter of Credit Advances, if any, ratably in an aggregate amount equal to the lesser of (A) the remainder (if any) of (i) the ECF Percentage of the amount of Excess Cash Flow for such Fiscal Year minus (ii) the aggregate amount of any optional prepayments of Advances made by the Borrowers during such Fiscal Year and (B) the maximum amount based upon projected uses of cash and Cash Equivalents during the month in which such repayment of Advances is made, as reflected in the most recent 13-Week Cash Flow Forecast delivered pursuant to Section 5.03(e) or, if no 13-Week Cash Flow Forecast is required to be delivered pursuant to Section 5.03(e), a cash flow forecast provided by the U.S. Borrower for such month in a form reasonably satisfactory to the Administrative Agent, that would not cause a Default to occur under Section 5.04(a) in respect of such month.  Each such prepayment of Advances shall be applied ratably to the outstanding aggregate principal amount of the U.S. Loan Advances, the Canadian Advances and the U.S. Letter of Credit Advances, if any, and pro rata to the remaining installments thereof.

(ii)                                  The Borrowers shall, promptly and in any event not later than one (1) Business Day after  the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Subsidiaries from the sale, lease, transfer or other disposition (other than inventory sold in the ordinary course of business) of any assets of any Loan Party or any of its Subsidiaries or from any Recovery Event, prepay U.S. Loan Advances, Canadian Advances and U.S. Letter of Credit Advances, if any, ratably in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds; provided, that up to $5,000,000 of the Net Cash Proceeds received in respect of a sale or disposition of the First Designated Subsidiary or all or substantially all of the assets of the First Designated Subsidiary made in accordance with Section 5.02(d)(iv) may be retained by the Borrowers for reinvestment.  Each such prepayment of Advances shall be applied ratably to the outstanding aggregate principal amount of the U.S. Loan Advances, the Canadian Advances and the U.S. Letter of Credit Advances, if any, and pro rata to the remaining installments thereof.

(iii)                               The Borrowers shall, promptly and in any event not later than one (1) Business Day after the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Subsidiaries from the incurrence or issuance of any Debt (excluding any Debt incurred or issued in accordance with Section 5.02(b) other than any Debt issued or incurred for the purposes of curing an EBITDA Deficiency in accordance with Section 5.04(b)), prepay U.S. Loan Advances, Canadian Advances and U.S. Letter of Credit Advances, if any, ratably in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  Each such prepayment of Advances shall be applied ratably to the outstanding aggregate principal amount of the U.S. Loan Advances, the Canadian Advances and the U.S. Letter of Credit Advances, if any, and pro rata to the remaining installments thereof

(iv)                              The Borrowers shall, promptly and in any event not later than one (1) Business Day after the date of receipt of the Net Cash Proceeds by any Loan Party or any of its Subsidiaries from the sale or issuance of any Equity Interests of the U.S. Borrower (including, without limitation, any capital contribution) prepay U.S. Loan Advances, Canadian Advances and U.S. Letter of Credit Advances, if any, ratably in an aggregate amount equal to 100% of such Net Cash Proceeds.  Each such prepayment of Advances shall be applied ratably to the outstanding aggregate principal amount of the U.S. Loan Advances, the Canadian Advances and the U.S. Letter of Credit Advances, if any, and pro rata to the remaining installments thereof.

(v)                                 If (i) any beneficiary that has received proceeds of a draw under a letter of  credit issued pursuant to the Existing Credit Agreement (including the Letters of Credit hereunder) returns all or any portion of those proceeds to the U.S. Borrower or (ii)  the LC Cash Return Funded Portion of any Replacement Letter of Credit is returned to the U.S. Borrower for any reason (any such return of the amounts described under clause (i) or (ii), an “LC Cash Return”), then, on the LC Cash Return Payment Date for such LC Cash Return, the U.S. Borrower shall procure prepayment of U.S. Loan Advances, Canadian Advances and U.S. Letter of Credit Advances, if any, ratably in an aggregate amount equal to the lesser of (x) the amount of proceeds returned to the U.S. Borrower pursuant to such LC Cash Return and (y) the amount, if any, by which the aggregate amount of all proceeds returned to the U.S. Borrower pursuant to all LC Cash Returns as of such LC Cash Return Payment Date exceeds the sum of (A) the aggregate amount of cash applied by the U.S. Borrower to cash collateralize Replacement Letters of Credit as of such LC Cash Return Payment Date plus (B) the amount of all payments made or procured by the U.S. Borrower under this paragraph (v) prior to such LC Cash Return Payment Date.  Each such prepayment of Advances shall be applied ratably to the outstanding aggregate principal amount of the U.S. Loan Advances, the Canadian Advances and the U.S. Letter of Credit Advances, if any, and pro rata to the remaining installments thereof.

(vi)                              All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(vii)                           Notwithstanding any other provision of this Section 2.03, the Canadian Borrower shall not be liable for or required to repay any Obligation of the Loan Parties under the Loan Documents other than those Obligations incurred under the Canadian Facility.

(viii)                        With respect to each prepayment of Advances required by this subsection (b), the Appropriate Borrower may designate the Type of Advances which are to be prepaid and, in the case of Eurodollar Rate Advances, the specific Borrowing or Borrowings pursuant to which such Eurodollar Rate Advances were made; provided that each prepayment of any Advances made pursuant to a Borrowing shall be applied pro rata among such Advances.  In the absence of a designation by the Appropriate Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, apply such prepayment to Base Rate Advances, if any, and thereafter make such designation in its sole discretion.

(ix)                                Notwithstanding any of the other provisions of this Section 2.03(b), so long as no Default under Section 7.01(a) or 7.01(f) or Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Advances is required to be made under this Section 2.03(b) other than on the last day of the Interest Period therefor, the Borrower to which such Eurodollar Rate Advances were made may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made hereunder into the Cash Collateral Account of such Borrower until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from such Borrower) to apply such amount to the prepayment of such Advances in accordance with this Section 2.03(b).

Section 2.04  Interest.

(a)                                  Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance owing by it to each Lender Party from the Effective Date (with respect to U.S. Loan Advances and the Canadian Advances) or the date of such Advance (with respect to U.S. Letter of Credit Advances) until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods, subject, however, to the provisions of subsection (b) of this Section 2.04.

(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full, subject, however, to the provisions of subsection (b) of this Section 2.04.

(b)                                 Default Interest.  If all or a portion of (i) the principal amount of any Advance or (ii) any interest payable thereon or fees or other amounts payable under this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the aggregate principal amount of all Advances outstanding at such time shall bear interest, payable on demand, at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% per annum or (y) in the case of any overdue interest, fees or other amounts payable, to the extent permitted by applicable law, the rate described in Section 2.04(a)(i) plus 2% per annum, in each case, from the date of such non-payment to the date on which such overdue amount is paid in full (after as well as before judgment).

(c)                                  Interest Rate Determination. Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the respective Eurodollar Rate Advances and shall promptly notify the Appropriate Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.  If on any Interest Determination Date, the Administrative Agent determines that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate, the Administrative Agent shall forthwith notify the Appropriate Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances and (A) each such Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Appropriate Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.05  Fees.

(a)                                  Letter of Credit Fees, Etc.

(i)                                     The U.S. Borrower shall pay to the Administrative Agent for the account of each U.S. Revolving Credit Lender a commission, accruing from the Effective Date, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing March 31, 2010, and on the earliest to occur of the full drawing expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available LC Amount of all Letters of Credit at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances.

(ii)                                  The U.S. Borrower shall pay to the Issuing Bank, for its own account, (A) a fronting fee, accruing from the Effective Date, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing March 31, 2010, and on the earliest to occur of the full drawing expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on the average daily aggregate Available LC Amount of all Letters of Credit at the rate of 0.25% per annum and (B) such other reasonable and customary commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the U.S. Borrower and the Issuing Bank shall agree.

(b)                                 Administrative Agent’s Fees.  The U.S. Borrower shall pay to the Administrative Agent for its own account such fees as may from time to time be agreed between the U.S. Borrower and the Administrative Agent.

Section 2.06  Conversion of Advances.

(a)                                  Optional.  Either Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.04 and 2.07, Convert all or any portion of the Advances of one Type owed by it comprising the same Borrowing into Advances of the other Type; provided, however, that any

Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $2,000,000 no Conversion of any Advances shall result in more than five separate Borrowings and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Advances under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on such Borrower.

(b)                                 Mandatory.  (i)  On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $2,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii)                                  If the Appropriate Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii)                               Upon the occurrence and during the continuance of any Default under Section 7.01(a), (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.07  Increased Costs, Etc.  (a)  In the event that, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation or administration of any applicable law or regulation after the Effective Date, (ii) the compliance with any applicable guideline or request from the NAIC or any central bank or other Governmental Authority (whether or not having the force of law) or (iii) any other circumstance affecting the interbank Eurodollar market or the position of any Lender Party in such market which leads such Lender Party to reasonably determine that the Eurodollar Rate for any Interest Period for any Eurodollar Rate Advance made by such Lender Party will not adequately reflect the cost to such Lender Party of making, funding or maintaining such Eurodollar Rate Advance for such Interest Period, there shall be any increase in the cost to or reduction in the amount received or receivable by any Lender Party as a result of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding for purposes of this Section 2.07 any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.09 shall govern) and (B) changes in the basis of taxation of overall net income or overall gross income by the United States or Canada or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable

Lending Office or any political subdivision thereof), then the U.S. Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender Party, in its reasonable discretion, shall determine) sufficient to compensate such Lender Party for such increased cost; provided, however, that a Lender Party claiming additional amounts under this Section 2.07(a) agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for any Advances affected by such event if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue; provided that such designation is made on terms that such Lender Party and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection (a).  A certificate as to the amount of such increased cost and showing in reasonable detail the basis for the calculation thereof, submitted to such Borrower by such Lender Party at the time of demand, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, due to either (i) the introduction of or any change in or in the interpretation or administration of any applicable law or regulation after the Effective Date or (ii) the compliance with any applicable guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling such Lender Party which has or would have the effect of reducing the rate of return on such Lender Party’s capital or assets as a result of or based upon the existence of such Lender Party’s commitments and obligations under this Agreement to a level below that which such Lender Party could have achieved but for such change or compliance (taking into consideration such Lender Party’s or any corporation controlling such Lender Party’s policies with respect to capital adequacy), then, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), the U.S. Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, it being understood and agreed that a Lender Party shall not be entitled to such compensation as a result of such Lender Party’s compliance with, or pursuant to any request or directive to comply with, any such law, regulation, guideline or request in effect on the Effective Date.  Any amount payable pursuant to this Section 2.07(b) shall be payable only to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue Letters of Credit hereunder or to the issuance or maintenance of any Letters of Credit.  A certificate as to such amounts and showing in reasonable detail the basis for the calculation thereof submitted to such Borrower by such Lender Party at the time of demand shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender Party or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, with respect to any Eurodollar Rate Advance affected by circumstances described in this subsection (c), such Borrower will, and with respect to any Eurodollar Rate Advance affected by circumstances described in subsections (a) or (b) above, such Borrower may, on the last day of the then existing Interest Period therefor, convert each Eurodollar Rate Advance affected by such circumstances into a Base Rate Advance by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that such Borrower was notified by a Lender Party pursuant to subsection (a) or (b) above or this subsection (c) (as applicable); provided that if more than one Lender Party is affected at any time, then all affected Lender Parties must be treated in the same manner pursuant to this Section 2.07(c).  In the event of an illegality as described in this subsection (c) the obligation of the affected Lender Parties to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Appropriate Borrower that such Lender Party has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office for any Advances affected by such event if the making of such a designation would allow such Lender Party or its Applicable Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances; provided that such designation is made on terms that such Lender Party and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of this subsection.

(d)                                 Anything in this Agreement to the contrary notwithstanding, to the extent any notice under Section 2.07, 2.09 or 9.04(c) is given by any Lender Party more than 180 days after such Lender Party has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Section 2.07, 2.09 or 9.04(c), as the case may be, such Lender Party shall not be entitled to compensation under such Section for any such amounts incurred or accruing prior to the giving of such notice to the Appropriate Borrower.

Section 2.08  Payments and Computations.  (a)  Each Borrower shall make each payment owed by it hereunder and under the Lender Notes, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.11), not later than 12:00 P.M. (New York City time) on the day when due (or, in the case of payments made by the U.S. Borrower pursuant to Section 6.01, on the date of demand therefor) in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by a Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder and under the Lender Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by a Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Lender Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)                                 If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available LC Amount of all Letters of Credit in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

(c)                                  The Borrowers hereby authorize each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender Party, under the Lender Note held by such Lender Party, to charge from time to time against any or all of the Appropriate Borrower’s accounts with such Lender Party any amount so due.

(d)                                 All computations of interest, fees and commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable; provided that (i) interest in respect of which the rate of interest is calculated on the basis of clause (a) of the definition of “Base Rate” contained in Section 1.01 and (ii) any fees payable hereunder shall be calculated on the basis of a year of 365 (or 366, as the case may be) days for the actual number of days elapsed; and provided further that for purposes of the Interest Act (Canada), whenever interest, fees or commissions hereunder are to be calculated at a rate based upon a 360 day period (the “Applicable Rate”), the rate or percentage of interest on a yearly basis is equivalent to such Applicable Rate multiplied by the actual number of days in the year divided by 360.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)                                  Whenever any payment hereunder or under the Lender Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f)                                    Unless the Administrative Agent shall have received notice from the Appropriate Borrower prior to the date on which any payment is due to any Lender Party hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.09  Taxes.  (a)  Any and all payments by either Borrower hereunder or under the Lender Notes shall be made, in accordance with Section 2.08, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender Party and the Administrative Agent, (A) taxes that are imposed on its overall net income by the United States, and taxes that are imposed on its overall net income or, in the case of any Canadian Lender, capital (and franchise taxes imposed in lieu thereof), by the state, province or other jurisdiction under the laws of which such Lender Party or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and (B) any taxes imposed on the Administrative Agent or any Lender Party as a result of a current or former connection between the Administrative Agent or such Lender Party, as the case may be, and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from the Administrative Agent or such Lender Party having executed, delivered or performed its obligations or received any payment under, or sought enforcement of, this Agreement) and (ii) (A) in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state, province or other jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof and (B) in the case of each Canadian Lender, taxes that are imposed on its overall capital under the federal or provincial laws of Canada (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Lender Notes being hereinafter referred to as “Taxes”) unless such Borrower is required by law or the interpretation or administration thereof to withhold or deduct Taxes.  If either Borrower shall be required by law or the interpretation or administration thereof by the relevant taxing authority to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender Party or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender Party or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (y) such Borrower shall make such deductions and (z) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that the U.S. Borrower shall not be required to increase any such amounts otherwise payable to a Lender Party so long as such Lender Party fails to comply with the requirements of subsection (e) below.

(b)           In addition, each Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by it hereunder or under the Lender Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Lender Notes (hereinafter referred to as “Other Taxes”).

(c)           Each Borrower shall indemnify each Lender Party and the Administrative Agent for and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.09, imposed on or paid by such Lender Party or the Administrative Agent (as the case may be), and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto that would not have arisen but for the Appropriate Borrower’s failure to pay any Taxes or Other Taxes when due to the appropriate taxing authority or remit to the Administrative Agent the receipts or other documentary evidence required under subsection (d) below.  This indemnification shall be made within 30 days from the date such Lender Party or the Administrative Agent (as the case may be) makes written demand therefor.

(d)           Promptly after the date of any payment of Taxes, the Appropriate Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment or such other evidence of payment that is reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the Lender Notes by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or the Existing Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which a Person becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as requested in writing by the U.S. Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the U.S. Borrower with two original properly completed and duly executed Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of such Borrower or (iii) a controlled foreign corporation related to such Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Lender Notes or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust.  Such Lender Party hereby agrees, from time to time after the initial delivery of such forms or certificates, whenever a lapse in time or change in circumstances renders such forms or certificates obsolete or inaccurate in any material respect, that it shall promptly (i) deliver to the U.S. Borrower and the Administrative Agent two new original copies of Internal Revenue Service Forms W-8BEN or W-8ECI, or (in the case of a Lender Party that has certified in writing to the Administrative

Agent that it is not (A) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (B) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of such Borrower or (C) a controlled foreign corporation related to such Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), as appropriate, properly completed and duly executed by such Lender Party or (ii) notify the Administrative Agent and the U.S. Borrower of its inability to deliver any such forms or certificates.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date of the Existing Credit Agreement (in the case of Canadian Lenders) or on the date hereof (in the case of Lender Parties other than Canadian Lenders) by Internal Revenue Service form W-8BEN or W-8ECI or the related certificate described above, that the Lender Party reasonably considers to be confidential, the Lender Party shall give notice thereof to such Borrower and shall not be obligated to include in such form or document such confidential information.  Each Lender Party that is organized under the laws of the United States and is not an “exempt recipient” as such term is defined in Section 1.6049-4(c)(1)(ii) of the Treasury Regulations shall at each time specified above in this subsection (e) provide the Administrative Agent and the U.S. Borrower with two original properly completed and duly executed Internal Revenue Service Forms W-9; provided, however, if after the initial delivery by such Lender Party of such Form W-9, there is a lapse in time or change in circumstance that renders such form obsolete or inaccurate in any material respect, and such Lender Party is unable to deliver to the U.S. Borrower two new original copies of such form, properly completed and duly executed by such Lender, such Lender shall promptly notify the Administrative Agent and U.S. Borrower of its inability to deliver any such form.

(f)            In respect of any Canadian Advance made to the Canadian Borrower by any Lender, such Lender (i) represents and warrants to the Canadian Borrower that it is a resident of Canada for purposes of the Income Tax (Canada) or is an authorized foreign bank deemed to be a resident of Canada for purposes of Part XIII of the Income Tax (Canada) in respect of any amount paid to such Lender under the Canadian Facility (ii) agrees that if such Lender is not a resident of Canada at the time such payments are made that the Canadian Borrower may withhold and remit Taxes pursuant to subsection (a) (and (c), if applicable) and that such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes or Other Taxes imposed by Canada or any political subdivision or taxing authority thereof or therein that arise by virtue of such Lender being a non-resident of Canada for purposes of the Income Tax Act (Canada); and (iii) covenants and agrees to promptly advise the U.S. Borrower if such Lender changes its residency for purposes of the Income Tax Act (Canada) in accordance with the provisions of clause (i) above and to cooperate with the Canadian Borrower to provide, at either Borrower’s reasonable request, information necessary to determine the amount of withholding or deduction that may be required.

(g)           For any period with respect to which either (i) a Lender Party has failed to provide the U.S. Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law occurring after the date on which a form, certificate or other document originally was required to be provided or if such form otherwise is not required under subsection (e) above) or (ii) any representation or certification made by a Lender Party pursuant to subsection (e) or (f) above is incorrect in any material respect at the time a payment hereunder is made (other than by reason of any change in treaty, law or regulation having effect after the date of such representation or certification when made), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States or Canada by reason of such failure or incorrectness, as the case may be; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, such Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(h)           Any Lender Party claiming any additional amounts payable pursuant to this Section 2.09 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or designate a different Applicable Lending Office if the making of such a change or designation would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue; provided that such change or designation is made on terms that such Lender Party and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of subsection (a) or (c) above; provided further that nothing in this subsection (h) shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender Party pursuant to this Section 2.09.

(i)            If the U.S. Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender Party or the Administrative Agent, as applicable, shall cooperate with the U.S. Borrower in challenging such taxes at the U.S. Borrower’s expense if so requested by the U.S. Borrower.  If any Lender Party or the Administrative Agent, as applicable, receives a refund of a tax for which a payment has been made by the U.S. Borrower pursuant to this Section, which refund in the good faith judgment of such Lender Party or Administrative Agent, as the case may be, is attributable to such payment made by the U.S. Borrower, then the Lender Party or the Administrative Agent, as the case may be, shall reimburse the U.S. Borrower for such amount as the Lender Party or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required.  If a Lender Party or the Administrative Agent is required to return all or a portion of any refund for which reimbursement was made under the preceding sentence to the authority that granted such refund, the U.S. Borrower shall pay over to such Lender Party or the Administrative Agent, as the case may be, the portion of such reimbursement as will leave such Lender Party or the Administrative Agent, as the case may be, in no better or worse position than if no such reimbursement had been made.  A Lender Party or the Administrative Agent shall claim any refund that it determines in good faith is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim; provided, however, that each Lender Party and the Administrative Agent shall be fully justified in refusing to claim any such refund, unless, if it so requests, it shall first be indemnified to its satisfaction against any expense that may be incurred by it in connection therewith.  Nothing herein contained shall interfere with the right of a Lender Party or the Administrative Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender Party or the Administrative Agent to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender Party or the Administrative Agent to do anything that would prejudice its ability to benefit from any other reliefs, remissions or repayments to which it may be entitled.

(j)            Each Lender Party represents and agrees that, on the date hereof and at all times during the term of this Agreement, it is not and will not be a conduit entity participating in a conduit financing arrangement (as defined United States Treasury regulations Section 1.881-3) with respect to the Borrowings hereunder (other than a conduit financing arrangement in which the Appropriate Borrower, or an Affiliate thereof, is a financing entity) unless the Appropriate Borrower has consented to such arrangement prior thereto.

Section 2.10  Sharing of Payments, Etc.  Subject to the priority of payments specifically set forth herein or in any other Loan Document and subject to the provisions of Section 9.07(g)(vi) hereof, if any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  Each Borrower agrees that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of such Borrower in the amount of such participation.

Section 2.11  Defaulting Lenders.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Appropriate Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by such Borrower shall at such time be insufficient to pay all such Defaulted Amounts owing by each such Defaulting Lender at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

(A)          first, to the Administrative Agent for any such Defaulted Amount then owing by each such Defaulting Lender to the Administrative Agent; and

(B)           second, to any other Lender Parties for any such Defaulted Amounts then owing by each such Defaulting Lender to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by such Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.11.

(b)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Amount and (iii) either Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (b) shall be deposited by the Administrative Agent in an account with DBTCA, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (b).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be DBTCA’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (b).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(A)          first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

(B)           second, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(C)           third, to such Borrower for any Advance then required to be made by such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(c)           The rights and remedies against a Defaulting Lender under this Section 2.11 are in addition to other rights and remedies that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

Section 2.12  Letters of Credit.

(a)           Letter of Credit Reports.  The Issuing Bank shall furnish (i) to the Administrative Agent on the first Business Day of each week a written report summarizing expiration dates of Letters of Credit and drawings during such week under all Letters of Credit, (ii) to each U.S. Revolving Credit Lender on the first Business Day of each month a written report summarizing expiration dates of Letters of Credit and drawings during such month under all Letters of Credit and (iii) to the Administrative Agent and each U.S. Revolving Credit Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available LC Amount during the preceding calendar quarter of all Letters of Credit.

(b)           Drawing and Reimbursement.  The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a U.S. Letter of Credit Advance, which shall initially be a Base Rate Advance (and which may be Converted pursuant to and in accordance with Section 2.06), in the amount of such draft.  Upon notice of such payment to the Administrative Agent, each U.S. Revolving Credit Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such U.S. Revolving Credit Lender, such Lender’s Pro Rata Share of such outstanding U.S. Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such U.S. Letter of Credit Advance to be purchased by such Lender.  Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank.  The U.S. Borrower hereby agrees to each such sale and assignment.  Each U.S. Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding U.S. Letter of Credit Advance on (i) the Business Day on which notification is given by the Issuing Bank of a draft on a Letter of Credit; provided notice of such draft is given not later than 12:00 P.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such notice if notice of such draft is given after such time.  Upon any such assignment by the Issuing Bank to any other U.S. Revolving Credit Lender of a portion of a U.S. Letter of Credit Advance, the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such U.S. Letter of Credit Advance, the Loan Documents or any Loan Party.  If and to the extent that any U.S. Revolving Credit Lender shall not have so made the amount of such U.S. Letter of Credit Advance available to the Administrative Agent, such U.S. Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of notice by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a U.S. Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the U.S. Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.  Each U.S. Letter of Credit Advance made by the Issuing Bank in respect of a Letter Credit and each assignment of an interest in such U.S. Letter of Credit Advance to the U.S. Revolving Credit Lenders shall be deemed to be a single Borrowing of U.S. Letter of Credit Advances.

(c)           Failure to Make U.S. Letter of Credit Advances.  The failure of any U.S. Letter of Credit Lender to make the U.S. Letter of Credit Advance to be made by it on the date specified in Section 2.12(b) shall not relieve any other U.S. Letter of Credit Lender of its obligation hereunder to make its U.S. Letter of Credit Advance on such date, but no U.S. Letter of Credit Lender shall be responsible for the failure of any other U.S. Letter of Credit Lender to make the U.S. Letter of Credit Advance to be made by such other U.S. Letter of Credit Lender on such date.

(d)           Repayment of U.S. Letter of Credit Advances.  The U.S. Borrower shall repay on the Termination Date to the Administrative Agent, for the ratable account of the U.S. Letter of Credit Lenders, the aggregate principal amount of U.S. Letter of Credit Advances outstanding on the Termination Date.

(e)           Replacement, Extension or Renewal.  The Letters of Credit shall not be replaced, extended or renewed by the Issuing Bank.

(f)            Termination or Reduction.  If any Letter of Credit expires without being drawn or replaced or if the original of any Letter of Credit is returned to the Issuing Bank without such Letter of Credit being drawn or replaced, then the aggregate amount of all U.S. Letter of Credit Advances that each U.S. Letter of Credit Lender is required to make or purchase shall be automatically and permanently reduced by the Available LC Amount of such Letter of Credit and each such reduction shall be made ratably among the U.S. Letter of Credit Lenders.

(g)           Obligation to Pay U.S. Letter of Credit Advances.  The Obligations of the U.S. Borrower under this Agreement, any U.S. Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such U.S. Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(i)            any lack of validity or enforceability of any Loan Document, any U.S. Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the U.S. Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii)          the existence of any claim, set-off, defense or other right that the U.S. Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)          any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(vi)          any exchange, release or non-perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranty, the Guarantee and Collateral Agreement or any other guarantee, for all or any of the Obligations of the U.S. Borrower in respect of the L/C Related Documents; or

(vii)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the U.S. Borrower or a guarantor.

ARTICLE III

[RESERVED]

ARTICLE IV

Representations and Warranties

Section 4.01  Representations and Warranties of Each Borrower.  Each Borrower represents and warrants as follows:

(a)           Loan Parties - Due Organization and Formation; Good Standing; Corporate, Company and Partnership Power and Authority; Capital Stock.  Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all material governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  All of the outstanding capital stock of the U.S. Borrower has been validly issued and is fully paid and non-assessable.

(b)           Loan Parties’ Subsidiaries - Due Organization and Formation; Good Standing; Corporate, Limited Liability Company or Partnership Authorization and Authority; Capital Stock, Membership Interests, Partnership Interests.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party as of the date of such schedule, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its incorporation or formation, the number of limited liability company membership interests or partnership interests or shares of each class of capital stock authorized, and the number outstanding, on the date hereof and the percentage of the outstanding limited liability company membership interests, partnership interests and shares of each such class owned (directly or indirectly) by such Loan Party and the number of limited liability company membership interests, partnership interests or shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding capital stock, limited liability company membership interests and partnership interests of all of such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Loan Documents.  Each such Subsidiary (i) is a corporation, limited liability company or partnership (as applicable) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to be so qualified or in good standing has not had or would not reasonably be likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable)  power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(c)           Due Authorization of Loan Documents; Non-Contravention, Etc.  The execution, delivery and performance of each Loan Document and each Related Document have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) action on the part of each Loan Party that is a party thereto, and do not (i) contravene such Loan Party’s charter or bylaws, partnership agreement or limited liability company agreement, as the case may be, or any of its other constitutive documents, (ii) violate any applicable provision of any material law (including, without limitation, the Exchange Act and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to such Borrower or to its Subsidiaries, (iii) result in the breach of, or constitute a default under, any loan agreement, indenture, mortgage, deed of trust or other financial instrument, or any material contract or agreement, binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

(d)           Governmental and Third Party Approvals.  Other than those that have already been obtained and as set forth in Schedule 4.01(d) and are in full force and effect, or as would not reasonably be expected to have a Material Adverse Effect, no authorization or approval (including, in the case of the Canadian Borrower, exchange control approval) or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document or any Related Document to which it is or is to be a party and (ii) the consummation of the transactions contemplated by the Loan Documents, the Related Documents and the Plan of Reorganization.

(e)           Due Execution and Delivery; Binding Obligation.  Each of the Loan Documents has been duly executed and delivered by each Loan Party thereto and is the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally or by general principles of equity.

(f)            Historical Financial Statements.  (i)  The Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at December 31, 2008, and the related Consolidated statements of income and cash flow of the U.S. Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP, independent public accountants, (ii) the Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at September 30, 2009, and the related Consolidated statements of income and cash flow of the U.S. Borrower and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the U.S. Borrower, and (iii) the Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at November 30, 2009, and the related Consolidated statements of income and cash flow of the U.S. Borrower and its Subsidiaries for the twelve months then ended (or, in the case of such cash flow statement, the eleven months then ended), duly certified by the chief financial officer of the U.S. Borrower, copies of which have been furnished to each Lender Party, fairly present in all material respects, subject, in the case of (x) said balance sheet as at September 30, 2009, and said statements of income and cash flow for the nine months then ended and (y) said balance sheet as at November 30, 2009, and said statements of income and cash flow for the twelve (or, as applicable, eleven) months then ended, to year-end audit adjustments, the Consolidated financial condition of the U.S. Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the U.S. Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis (unless otherwise expressly noted therein), and since December 31, 2008, there has been no Material Adverse Effect (other than the effects of the filing of the Bankruptcy Filings, the matters disclosed in the Disclosure Statement and the Restructuring).

(g)           Pro Forma Financial Statements.  The Consolidated pro forma balance sheet of the U.S. Borrower and its Subsidiaries as at November 30, 2009, and the related Consolidated pro forma statement of income of the U.S. Borrower and its Subsidiaries for the twelve months then ended, certified by the chief financial officer of the U.S. Borrower, copies of which have been furnished to each Lender Party, fairly present in all material respect the Consolidated pro forma financial condition of the U.S. Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the U.S. Borrower and its Subsidiaries for the period ended on such date, in each case giving effect to the Restructuring and other transactions contemplated hereby.

(h)           Forecasts.  The Consolidated forecasted balance sheets, income statements and cash flows statements of the U.S. Borrower and its Subsidiaries delivered to the Lender Parties pursuant to the Consent or Section 5.03 were prepared in good faith on the basis of the estimates and assumptions stated therein, which estimates and assumptions were believed to be reasonable and fair in the light of conditions existing at the time made, it being understood by the Lender Parties that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

(i)            Other Information.  No information, exhibit or report furnished by any Loan Party to the Administrative Agent or any Lender Party in writing in connection with the negotiation of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made herein and therein, taken as a whole, not misleading at such time in light of the circumstances in which the same were made, it being understood that for purposes of this Section 4.01(i), such factual information does not include projections and pro forma financial information.

(j)            Litigation, Etc.  There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of either Borrower, threatened before any court, governmental agency or arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Lender Note, any other Loan Document or any Related Document or the consummation of the transactions contemplated hereby.

(k)           Compliance with Margin Regulations.

(i)            Such Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(ii)           Following application of the proceeds of each Advance or drawing under each Letter of Credit, not more than 25 percent of the value of the assets (either of either Borrower only or of either Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(d) or subject to any restriction contained in any agreement or instrument between either Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 7.01(e) will be Margin Stock.

(l)            Employee Benefit Plans and ERISA Related Matters.  (i)  Schedule 4.01(l), in the form approved by the Administrative Agent, sets forth each Specified Underfunded Plan and the Unfunded Current Liability thereof; each Plan is in compliance with ERISA, the Internal Revenue Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any Borrower, any Subsidiary or any ERISA Affiliate; each Plan which is subject to Sections 412 or 430 of the Internal Revenue Code or Sections 302 or 309 of ERISA satisfies the minimum funding standard, within the meaning of such sections of the Internal Revenue Code or ERISA, or has not applied for or received a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the Internal Revenue Code or Section 303 or 304 of ERISA; neither any Loan Party nor any ERISA Affiliate has incurred (or is reasonably expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Internal Revenue Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Loan Party or any ERISA Affiliate; and no lien imposed under the Internal Revenue Code or ERISA on the assets of any Loan Party or any ERISA Affiliate exists on account of any Plan (or is reasonably likely to exist) nor has any Loan Party or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Loan Party or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the foregoing representations and warranties in this Section 4.01(l)(i) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would  be reasonably likely to have a Material Adverse Effect.  With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 4.01(l)(i), other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrowers.

(ii)           With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee pension or benefit plan maintained or contributed to by any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), except as in the aggregate could not reasonably be expected to have Material Adverse Effect:

(A)          Any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or if applicable, accrued, in accordance with normal accounting practices.

(B)           The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan.

(C)           Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(m)          Environmental Matters.  (i)  Other than instances of non-compliance that could not reasonably be expected to have a Material Adverse Effect:  (A) the U.S. Borrower and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits in all jurisdictions in which U.S. Borrower and each of its Subsidiaries are currently doing business (including, without limitation having obtained all material Environmental Permits required under Environmental Laws); and (B) the U.S. Borrower will comply and cause each of their Subsidiaries to comply with all such Environmental Laws (including, without limitation, all Environmental Permits required under Environmental Laws).

(ii)           Neither U.S. Borrower nor any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at or from any currently or formerly owned real estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect.

(iii)          Except for non-compliance that could not reasonably be expected to result in a Material Adverse Effect and except as disclosed in Schedule 4.01(m), all past non-compliance with Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of the properties described in the Mortgages that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, current use or transferability under any Environmental Law.

(iv)          Except as disclosed in Schedule 4.01(m), none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or any analogous foreign, state or local list or, to the knowledge of any Loan Party, is adjacent to any such property.

(v)           Except as disclosed in Schedule 4.01(m) and for events or conditions that could not reasonably be expected to result, either individually or in the aggregate, in a material liability to any Loan Party, (A) neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other Person has owned or operated any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or described in the Mortgages or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries, (B) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries or described in the Mortgages, (C) there are no wetlands or any areas subject to any legal requirement or restriction in any way related to wetlands (including, without limitation, requirements or restrictions related to buffer or transition areas or open waters) at or affecting any property currently owned or operated by any Loan

Party or any of its Subsidiaries or described in the Mortgages, and (D) neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other Person has released or discharged Hazardous Materials on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or described in any of the Mortgages.

(vi)          Except as disclosed in Schedule 4.01(m) and for investigations, assessments or actions that could not reasonably be expected to result, either individually or in the aggregate, in a material liability to any Loan Party, neither any Loan Party or any of its Subsidiaries, nor, to the knowledge of any Loan Party, any other party, is undertaking, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of material quantities or concentrations of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries or described in the Mortgages have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(n)           Securities Laws.  Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(o)           Solvency.  Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(p)           Taxes.  Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes, assessments and governmental charges or levies required to have been paid by it, except (i) taxes, assessments and governmental charges or levies that are being contested in accordance with the proviso to Section 5.01(b), or (ii) to the extent that the failure to do so would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.  As of the date hereof, neither Borrower is a party to any tax sharing or similar arrangement with any Subsidiary Guarantor or any Affiliates of a Subsidiary Guarantor.

(q)           Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (i) there are no strikes or other labor disputes against any Borrower or any other Subsidiary pending or, to the knowledge of a Borrower, threatened in writing; (ii) hours worked by and payment made to employees of a Borrower or any other Subsidiary have not been in violation of the FLSA or any other equivalent and applicable law dealing with such matters; and (iii) all payments due from a Borrower or any other Subsidiary on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Person.

(r)            Surviving Debt.  Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Surviving Debt, showing as of the date of such Schedule the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor, and such principal amount has not been increased from that amount shown on such Schedule.

(s)           Owned Real Property.  Set forth on Schedule 4.01(s) hereto is a complete and accurate list as of the Effective Date of all real property owned by the U.S. Borrower or any of its Subsidiaries, showing as of the Effective Date the street address, county or other relevant jurisdiction, state and record owner thereof.  Such U.S. Borrower or such Subsidiary has good, marketable and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and Liens created under the Loan Documents.  To the best of the U.S. Borrower’s knowledge, except as set forth on Schedule 4.01(s), all of the improvements located on the properties listed on Schedule 4.01(s) lie entirely within the boundaries of such properties and none of such improvements violate any minimum setback requirements, other dimensional regulations or restrictions of record.

(t)            Leased Real Property.  Set forth on Schedule 4.01(t) hereto is a complete and accurate list as of the Effective Date of all leases of real property under which the U.S. Borrower or any of its Subsidiaries is the lessee, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(u)           Leases of Real Property.  Set forth on Schedule 4.01(u) hereto is a complete and accurate list as of the Effective Date of all leases (the “Leases”) of real property under which the U.S. Borrower or any of its Subsidiaries is the landlord, showing as of the Effective Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(v)           Intellectual Property.  Set forth on Part A of Schedule 4.01(v) hereto is a complete and accurate list as of the Effective Date of all United States and Canadian registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the U.S. Borrower or any of its Subsidiaries, showing as of the Effective Date the jurisdiction in which registered and the registration numbers.  Set forth on Part B of Schedule 4.01(v) hereto is a list, which is complete and accurate in all material respects, as of the Effective Date of all other registered patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the U.S. Borrower or any of its Subsidiaries, showing as of the Effective Date the jurisdiction in which registered and the registration numbers.

(w)          Senior Indebtedness.  The Obligations of the U.S. Borrower under the Loan Documents constitute “Senior Indebtedness” and “Designated Senior Indebtedness” of the U.S. Borrower under and as defined in the Subordinated Debt Documents.  The

Obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in the Subordinated Debt Documents.

(x)            Anti-Terrorism Laws.  To the best knowledge of the Loan Parties, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

ARTICLE V

Covenants of the Borrowers

Section 5.01  Affirmative Covenants.  So long as any Advance shall remain unpaid or any Letter of Credit shall be outstanding, each Borrower will:

(a)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.

(b)           Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property prior to the date on which material penalties attach thereto, and (ii) all lawful material claims that, if unpaid, might by law become a material Lien upon the property of the U.S. Borrower or its Subsidiaries not otherwise expressly permitted under this Agreement; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves (in the good faith judgment of its management) are being maintained in accordance with GAAP.

(c)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (at the time the relevant coverage is placed or renewed) in such amounts and covering such risks as is usually carried by companies engaged in the same or similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates.

(d)           Preservation of Corporate, Limited Liability Company and Partnership Existence, Etc.  Preserve and maintain, and cause each of its  Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that each Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c) and provided further that neither Borrower nor any of its Subsidiaries shall be required to preserve any right, permit, license, approval, privilege or franchise if the Board of Directors of such Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower, such Subsidiary or the Lender Parties.

(e)           Conduct of Business.  From and after the Effective Date, engage, and cause its Subsidiaries (taken as a whole) to engage, primarily in (i) the vehicle component business and any activity or business incidental, directly related or similar thereto, or any other lines of business carried on by such Borrower and its Subsidiaries on the Effective Date or utilizing such Borrower’s or Subsidiaries’ manufacturing capabilities on the Effective Date and (ii) other businesses or activities that constitute a reasonable extension, development or expansion thereof or that are ancillary or reasonably related thereto.

(f)            Visitation Rights.  At any reasonable time and from time to time, upon reasonable notice and during normal business hours, permit any authorized representatives designated by the Administrative Agent or the Majority Lenders to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that such Borrower may, if it so chooses, be present at or participate in any such discussion.

(g)           Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of such Borrower and each such Subsidiary in accordance with GAAP.

(h)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business (including intellectual property) in good working order and condition, ordinary wear and tear excepted, in each case consistent with past practice, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so would not reasonably be likely to have a Material Adverse Effect.

(i)            Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, other than (i) transactions between or among the Loan Parties and any Subsidiaries of the U.S. Borrower; (ii) reasonable and customary fees paid to members of the U.S. Borrower’s board of directors; (iii) the transactions permitted by Section 5.02(f); (iv) transactions consummated as a part of the Restructuring and expressly contemplated by the Plan of Reorganization; and (v) transactions otherwise expressly permitted hereunder.

(j)            Covenant to Guarantee Obligations and to Give Security.  When (i) any new Subsidiary of the U.S. Borrower is formed or acquired by the U.S. Borrower or any of its Subsidiaries, or (ii) the acquisition of any property, real or personal, by any Loan Party is made, and such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then, in each case at the expense of the U.S. Borrower:

(A)          within 20 days after such formation or acquisition, in the case of a new Subsidiary that is a Domestic Subsidiary of the U.S. Borrower or any of its Subsidiaries, cause each such Subsidiary to duly execute and deliver to the Administrative Agent an Assumption Agreement under which such Subsidiary becomes a Subsidiary Guarantor and a Grantor (as defined in the Guarantee and Collateral Agreement); provided that no Subsidiary which is not wholly-owned (directly or indirectly) by the U.S. Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such assumption agreement shall be required to execute, deliver or perform such assumption agreement if, after using its reasonable efforts, the U.S. Borrower has failed to obtain any necessary consents or approvals for the issuance of such assumption agreement,

(B)           within 20 days after such formation or acquisition in the case of a wholly-owned Subsidiary which is a first-tier Subsidiary of (x) the U.S. Borrower or (y) any other Subsidiary that is a Domestic Subsidiary, cause the U.S. Borrower (or other relevant Subsidiary), to pledge the stock or other equity interests of each such Subsidiary and to duly execute and deliver such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in 100% of the issued and outstanding stock or other equity interests of such Subsidiary owned by such Loan Party, together with delivery to the Administrative Agent of certificates representing such pledged stock or other equity interests accompanied by undated stock powers or other appropriate powers or assignments executed in blank; provided, in the case of a first-tier Subsidiary which is a Foreign Subsidiary (other than the Canadian Borrower), the U.S. Borrower (or other relevant Subsidiary) shall not be required to pledge more than 66% of the issued and outstanding stock or other equity interests of such Subsidiary, and provided further that the stock of any Subsidiary which is not wholly-owned (directly or indirectly) will be owned by a wholly-owned

Subsidiary of the U.S. Borrower whose stock or other equity interests have been pledged in accordance with the Loan Documents,

(C)           within 20 Business Days after such request, formation or acquisition, in the case of a new Subsidiary that is a Subsidiary of the Canadian Borrower or any of its Subsidiaries, cause each such Subsidiary to duly execute and deliver to the Administrative Agent a Security Agreement Supplement (as defined in the Canadian Security Agreement), securing payment of all the Obligations of the Canadian Borrower under the Loan Documents and constituting Liens on all properties specified in such Security Agreement Supplement; provided that no Subsidiary which is not wholly-owned (directly or indirectly) by the Canadian Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such security agreement shall be required to execute, deliver or perform such security agreement if, after using its reasonable efforts, the Canadian Borrower has failed to obtain any necessary consents or approvals for the execution, delivery or performance of such security agreement,

(D)          within 20 days after such request, formation or acquisition, furnish to the Administrative Agent all necessary information with respect to such Subsidiary and its Subsidiaries which may be required to update the applicable Schedules to this Agreement and to the Collateral Documents, respectively,

(E)           within 30 days after such request, formation or acquisition, in the case of a new Subsidiary that is a Domestic Subsidiary of the U.S. Borrower or any of its Subsidiaries, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary to duly execute and deliver to the Administrative Agent Mortgages, pledges, proper financing statements, assignments, assumption agreements and other security agreements, as specified by and in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the Loan Parties under the Loan Documents and constituting Liens on all such properties; provided that no Subsidiary which is not wholly-owned (directly or indirectly) by the U.S. Borrower and the organizational documents or agreements with other shareholders of which prohibit the execution, delivery or performance of any such Mortgages, pledges, proper financing statements, assignments, assumption agreements and other security agreements shall be required to execute, deliver or perform such Mortgages, pledges, proper financing statements, assignments, assumption agreements and other security agreements if, after using its reasonable efforts, the U.S. Borrower has failed to obtain any necessary consents or approvals for the execution, delivery or performance of such Mortgages, pledges, proper financing statements, assignments, assumption agreements and other security agreements,

(F)           within 30 days after such request, formation or acquisition, duly execute and deliver, and cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (other than any Foreign Subsidiary) to take whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code or PPSA financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, assumption agreements and other security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(G)           as promptly as practicable after such request, formation or acquisition, deliver, upon the reasonable request of the Administrative Agent, to the Administrative Agent with respect to each parcel of real property owned, leased or held by the entity that has a fair market value in excess of $1,500,000 and is the subject of such request, formation or acquisition a Mortgage, Mortgage Policy, Opinion, Survey, environmental assessment report and, to the extent available, engineering, soils and other reports, each in scope, form and substance satisfactory to the Administrative Agent; provided, however, that (1) to the extent that the U.S. Borrower or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall promptly after the receipt thereof be delivered to the Administrative Agent, and (2) the Administrative Agent may, in its sole discretion, waive any of the foregoing requirements with respect to any such parcels of real property owned, leased or held,

(H)          at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreements and assumption agreements, and

(I)            within 60 days after such request, deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent, of counsel for the Borrowers reasonably acceptable to the Administrative Agent as to the matters contained in this Section 5.01(j), as to such guarantees and security agreements being legal, valid and binding obligations of each of the Borrowers and their respective Subsidiaries enforceable in accordance with their terms and as to such other matters as the Administrative Agent may reasonably request.

(k)           Investments in Canadian Borrower.  In the case of the U.S. Borrower, make loans or advances, or make equity contributions, to the Canadian Borrower from time to time in amounts sufficient to enable the Canadian Borrower to perform its Obligations pursuant to Sections 2.02, 2.03, 2.04, 2.09, 9.04(b) and 9.15.

(l)            Maintenance of Cash Management Systems.  Maintain lockbox accounts and other cash management systems reasonably acceptable to the Administrative Agent.

(m)          Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the U.S. Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(n)           Preparation of Environmental Reports.  At the request of the Administrative Agent from time to time, provide to the Lender Parties within 60 days after such request, at the expense of the U.S. Borrower, an environmental site assessment report for any of its or its Subsidiaries’ properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the U.S. Borrower, and the U.S. Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request, to the Administrative Agent, the Lender Parties, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto its or their respective properties to undertake such an assessment.

(o)           Use of Proceeds.  The proceeds of the issuance of the New Senior Convertible Notes will be used to repay the Last Out Term Advances and to provide working capital for the Borrowers and their Subsidiaries and for other general corporate purposes.

Section 5.02  Negative Covenants.  So long as any Advance shall remain unpaid or any Letter of Credit shall be outstanding, neither Borrower will, at any time:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, except:

(i)            Liens created under the Loan Documents;

(ii)           Permitted Liens;

(iii)          Liens existing on the date hereof and described on Schedule 5.02(a) hereto;

(iv)          (A) purchase money Liens upon or in real property or equipment acquired or held by the Borrowers or any of their Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount and (B) Liens to secure Debt incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred during such 270 day period in respect of Capital Expenditures permitted pursuant to Section 5.02(j); provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further, however, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the aggregate amount permitted under Section 5.02(b)(iii)(B) at any time outstanding and that any such Debt shall not otherwise be prohibited by the terms of the Loan Documents;

(v)           Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(iii)(B); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases;

(vi)          Liens on property of a Person existing at the time such Person becomes a Subsidiary of either Borrower or is merged into or consolidated with such Borrower or any Subsidiary of such Borrower in accordance with Section 5.02(c); provided that such Liens were not created in contemplation of such merger, consolidation or investments and do not extend to any assets other than those of the Person merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary;

(vii)         the replacement, extension or renewal of any Lien permitted hereunder upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(viii)        Liens on the assets of a Foreign Subsidiary to secure Debt permitted to be incurred by such Foreign Subsidiary under Section 5.02(b)(ii)(B) or (C);

(ix)           Liens consisting of cash collateral as security for the reimbursement obligation of the U.S. Borrower in respect of the letters of credit permitted to be issued under Section 5.02(b)(iii)(G); and

(x)            other Liens securing Obligations of the U.S. Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

(b)           Debt.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt other than:

(i)            in the case of the U.S. Borrower,

(A)          the New Senior Convertible Notes (and any additions of paid in kind interest to the outstanding principal amount thereof);

(B)           up to an aggregate principal amount of $20,000,000 of Subordinated Debt that is (i) additional senior convertible notes issued on terms that are identical to the New Senior Convertible Notes or (ii) other Subordinated Debt, in each case that (x) is unsecured and fully subordinated to the Obligations of the Borrowers hereunder (on terms no less favorable to the Lender Parties than those applicable to the New Senior Convertible Notes), (y) has a scheduled maturity that is later than June 30, 2013 and (z) by its terms does not pay interest in cash prior to the date on which the New Senior Convertible Notes pay interest in cash (as set forth in the New Senior Convertible Notes Indenture) (all Subordinated Debt satisfying the foregoing, “Permitted Subordinated Debt”);

(C)           Debt in respect of Hedge Agreements incurred in the ordinary course of business and providing protection to the Borrowers and their Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrowers’ or any of its Subsidiaries’ operations, in either case; provided that such Hedge Agreements are bona fide hedging activities and are not entered into for speculative purposes;

(D)          Debt consisting of an undertaking by the U.S. Borrower to guaranty the obligations of all Foreign Subsidiaries with respect to Debt in an aggregate principal amount not to exceed the amount of Debt permitted to be incurred by the Foreign Subsidiaries pursuant to Section 5.02(b)(ii)(B) and/or (C);

(E)           Debt consisting of promissory notes issued with respect to any repurchase of capital stock (and/or options or warrants in respect thereof) permitted to be purchased pursuant to Section 5.02(f)(iii) in an aggregate principal amount not to exceed $1,000,000 during the term of the Facilities; and

(F)           Debt owed to the Canadian Borrower or to a Subsidiary Guarantor;

(ii)           in the case of any of Subsidiary,

(A)          Debt owed to the Borrowers or to a Subsidiary of the U.S. Borrower;

(B)           in the case of the Mexican Subsidiaries and the Canadian Borrower collectively, Debt in an aggregate principal amount, when aggregated with any Debt incurred by any other Foreign Subsidiaries pursuant to Section 5.02(b)(ii)(C), not to exceed $5,000,000 at any time outstanding;

(C)           in the case of any Foreign Subsidiaries, other than the Mexican Subsidiaries and the Canadian Borrower, collectively, Debt in an aggregate principal amount, not to exceed $2,500,000 at any time outstanding; and

(D)          in the case of Subsidiary Guarantors only, guaranty Obligations in respect of Permitted Subordinated Debt of the U.S. Borrower or Other Permitted Debt of the Borrowers; provided that such guaranty Obligations of Permitted Subordinated Debt are unsecured and subordinated on the same terms as the Obligations of the U.S. Borrower in respect of the Permitted Subordinated Debt are subordinated; and

(iii)          in the case of the Borrowers and any of their Subsidiaries,

(A)          Debt under the Loan Documents;

(B)           Debt secured by Liens permitted by Section 5.02(a)(iv) and Capitalized Leases not to exceed an aggregate principal amount equal to $5,000,000 at any time outstanding;

(C)           the Surviving Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt; provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are not prohibited by the Loan Documents; provided further that the principal amount of such Surviving Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(D)          endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(E)           Debt consisting of guaranty Obligations in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the U.S. Borrower and its Subsidiaries;

(F)           Debt in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business; and

(G)           Debt consisting of reimbursement obligations with respect to new letters of credit (such new letters of credit, “Replacement Letters of Credit”) in an aggregate face amount, when aggregated with the amount of all cash proceeds of draws under the letters of credit issued pursuant to the Existing Credit Agreement (including the Letters of Credit hereunder) received by the beneficiaries thereunder, which cash proceeds remain held by such beneficiaries and which cash proceeds have not been returned to the U.S. Borrower and applied in accordance with Section 2.03(b)(v), not to exceed $20,000,000 at any time outstanding;

(H)          Debt of any Person existing at the time such Person is merged into or consolidated or amalgamated with, or acquired by, either Borrower or any Subsidiary or becomes a Subsidiary of either Borrower in accordance with the provisions of Section 5.02(e)(xii); provided that (x) such Debt was not incurred in contemplation of such merger, consolidation, amalgamation or investment, (y) neither Borrower nor any Subsidiary which acquired such Person is liable for such Debt, and (z) the aggregate principal amount of all Debt incurred hereunder, when aggregated with all Investments made pursuant to Section 5.02(e)(xii), shall in no event exceed $5,000,000 in the aggregate at any time outstanding; and

(I)            other Debt outstanding in an aggregate principal amount not to exceed $5,000,000 at any time outstanding (such Debt incurred pursuant to this paragraph (I), “Other Permitted Debt”).

(c)           Mergers, Etc.  Merge into or consolidate or amalgamate with any Person or permit any Person to merge into or consolidate or amalgamate with it, or permit any of its Subsidiaries to do so, except that:

(i)            any Subsidiary of either Borrower may merge into or amalgamate with or consolidate with any other Subsidiary of such Borrower; provided that, in the case of any such merger, amalgamation or consolidation involving a Subsidiary, the Person formed by such merger or consolidation or the amalgamated entity shall be a wholly-owned Subsidiary of such Borrower;

(ii)           any Subsidiary of either Borrower may merge into or amalgamate with or consolidate with such Borrower; provided that such Subsidiary shall have no Debt, other than Debt permitted to be incurred by such Borrower under Section 5.02(b) and provided further such Borrower shall be the surviving entity in any such merger or consolidation; and

(iii)          in connection with any acquisition permitted under Section 5.02(e), the U.S. Borrower or any Subsidiary may merge into or amalgamate with or consolidate with any other Person or permit any other Person to merge into or amalgamate with or consolidate with it; provided that (A) the Person surviving such merger, amalgamation or consolidation shall be the U.S. Borrower or a Subsidiary, as the case may be, or shall assume all obligations of the U.S. Borrower or such Subsidiary, as the case may be, under the Loan Documents in a manner reasonably satisfactory to the Administrative Agent, (B) such merger, amalgamation or consolidation shall not result in a Change of Control, (C) immediately after such transaction no Event of Default or Default exists and (D) the Person surviving such merger or consolidation or the amalgamated entity shall have no Debt other than Debt permitted to be incurred under Section 5.02(b).

(d)           Sales, Etc., of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i)            sales, transfers or other dispositions of used or surplus equipment, vehicles, inventory or other assets in the ordinary course of its business;

(ii)           sales of assets for fair value in an aggregate amount not to exceed $5,000,000 during the term of this Agreement (excluding the proceeds from a sale of the First Designated Subsidiary or the Second Designated Subsidiary or all or substantially all of the assets of the First Designated Subsidiary or the Second Designated Subsidiary in accordance with Section 5.02(d)(iv) or (v)); provided that (A) the Net Cash Proceeds of any such sales shall be applied pursuant to Section 2.03(b)(ii), (B) immediately before and after giving effect to such sale, no Default shall have occurred and be continuing or would result therefrom, (C) with respect to any such sale (or series of related sales) in an aggregate amount in excess of $2,500,000, immediately after giving effect to such sale, the U.S. Borrower and its Subsidiaries shall be in pro forma compliance with the covenants contained in Section 5.04, calculated based on the relevant financial statements delivered pursuant to Section 5.03(b) or (c), as though such sale had occurred at the beginning of the Measurement Period covered thereby, as evidenced by a certificate of the chief financial officer of the U.S. Borrower furnished to the Administrative Agent demonstrating such compliance and (D) no sale or other disposition of assets shall be permitted by this clause (ii) unless such disposition is for at least 75% cash consideration;

(iii)          sales or contributions of equipment or other personal property to Subsidiaries or other joint ventures; provided that the aggregate fair market value of the assets so sold or contributed to Foreign Subsidiaries or such other joint ventures by the U.S. Borrower or any Domestic Subsidiary (determined, in each case, at the time of such sale or contribution) does not exceed $5,000,000 during the term of this Agreement;

(iv)          the sale of the First Designated Subsidiary or all or substantially all of the assets of the First Designated Subsidiary, so long as the consideration for such sale includes net cash consideration in an amount not less than the amount designated for the First Designated Subsidiary in the Designated Subsidiary Side

Letter, after deducting from the gross amount of cash consideration received in respect of such sale an amount equal to the amount reserved for any liability under Section 4201, 4204 or 4212 of ERISA to which any Loan Party or any of its Subsidiaries may be subject as a result of any withdrawal from a multiemployer plan in connection with such sale; and

(v)           the sale of the Second Designated Subsidiary or all or substantially all of the assets of the Second Designated Subsidiary, so long as the consideration for such sale includes net cash consideration in an amount not less than the amount designated for the Second Designated Subsidiary in the Designated Subsidiary Side Letter, after deducting from the gross amount of cash consideration received in respect of such sale an amount equal to the amount reserved for any liability under Section 4201, 4204 or 4212 of ERISA to which any Loan Party or any of its Subsidiaries may be subject as a result of any withdrawal from a multiemployer plan in connection with such sale.

(e)           Investments in Other Persons.  Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person other than:

(i)            Investments existing on the Effective Date and described on Schedule 5.02(e), and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (measured by the amount actually invested) is not increased at any time above the amount of such Investments existing on the Effective Date;

(ii)           loans and advances to employees in the ordinary course of business of  the U.S. Borrower and its Subsidiaries as presently conducted in an aggregate amount not to exceed $2,000,000 at any time outstanding and other loans and advances to employees solely for the purchase of capital stock of the U.S. Borrower not to exceed $2,500,000 at any time outstanding, provided that each such loan and advance shall be evidenced by a promissory note which shall be pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement as security for the Obligations of such pledgor hereunder;

(iii)          Investments by the Borrowers and their Subsidiaries in Cash Equivalents;

(iv)          Investments by the Borrowers in Hedge Agreements permitted under Section 5.02(b)(i)(C);

(v)           Investments consisting of intercompany Debt permitted under Section 5.02(b)(ii) and other Investments permitted under this Section 5.02(e) by the Borrowers and their Subsidiaries in Persons that are Domestic Subsidiaries at the time of the making of such Investments;

(vi)          Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(vii)         in the case of the U.S. Borrower, Investments required pursuant to Section 5.01(k);

(viii)        Investments in the Canadian Borrower and the Mexican Subsidiaries, provided that (A) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom and (B) the aggregate amount of all such Investments in the Canadian Borrower and the Mexican Subsidiaries as permitted by this clause (viii) and made after the Effective Date, when aggregated with all Investments in any other Foreign Subsidiaries pursuant to Section 5.02(e)(ix), shall not exceed $5,000,000 in the aggregate at any time outstanding plus the aggregate fair market of assets contributed to the Foreign Subsidiaries as permitted by Section 5.02(d)(iii);

(ix)           Investments in the Foreign Subsidiaries other than the Canadian Borrower or any Mexican Subsidiary, provided that (A) immediately before and after giving effect thereto, no Default shall have occurred and be continuing or would result therefrom and (B) the aggregate amount of all such Investments in such Foreign Subsidiaries as permitted by this clause (ix) and made after the Effective Date shall not exceed $2,500,000 in the aggregate at any time outstanding plus the aggregate fair market of assets contributed to the Foreign Subsidiaries as permitted by Section 5.02(d)(iii);

(x)            Investments to the extent that payment for such Investment is made solely with capital stock of the U.S. Borrower;

(xi)           Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets permitted pursuant to Section 5.02(d)(ii); and

(xii)          other Investments in an aggregate amount outstanding for all such Investments not to exceed $5,000,000.

(f)            Dividends, Etc.  In the case only of the U.S. Borrower, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its capital stock or any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, return any capital to its stockholders as such, make any distribution of assets, capital stock, warrants, rights, options, obligations or securities to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of the U.S. Borrower or any warrants, rights or options to acquire such capital stock or to issue or sell any such capital stock or any warrants, rights or options to acquire such capital stock, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, (i) the U.S. Borrower may declare and pay dividends and distributions payable only in common stock of the U.S. Borrower, (ii) the U.S. Borrower may redeem in whole or in part any capital stock of the U.S. Borrower for another class of capital stock or rights to acquire capital stock of the U.S. Borrower or with proceeds from substantially concurrent equity contributions or issuances of new shares of capital stock; provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lender Parties as those contained in the capital stock redeemed thereby, (iii) the U.S. Borrower may repurchase shares of its capital stock (and/or options or warrants in respect thereof) held by its officers, directors and employees, so long as such repurchase is pursuant to, and in accordance with the terms of (x) the KEIP (as in effect on the Effective Date) or (y) any other management and/or employee stock plans, stock subscription agreements or shareholder agreements; provided that aggregate amount of cash paid (including cash paid on promissory notes issued pursuant to Section 5.02(b)(i)(E)) in respect of any such repurchases pursuant to this clause (y) does not exceed $500,000 in any calendar year, and (iv) the U.S. Borrower may make cash payments in lieu of issuing fractional shares in connection with any exchange of any Subordinated Debt for preferred or common stock of the U.S. Borrower, provided, however, that the aggregate payment under this clause (iv) does not exceed in any calendar year $2,500,000; provided further that such $2,500,000 amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of capital stock of the U.S. Borrower to members of management, directors or consultants (or their heirs or estates) of U.S. Borrower and its Subsidiaries that occurs after the date hereof plus (B) the cash proceeds of key man life insurance policies received by the U.S. Borrower and any of its Subsidiaries after the date hereof.  Notwithstanding anything herein to the contrary, cancellation of Debt owing to the U.S. Borrower from members of management in connection with a purchase of capital stock of the U.S. Borrower by such members of management (in an amount not less than such Debt and financed from a source other than such Debt) will not be deemed to constitute a payment in violation of this Section 5.02(f) or any other provision hereof.

(g)           Prepayments, Etc., of Debt.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Permitted Subordinated Debt, other than (i) any prepayment of Debt owed by any Loan Party to any other Loan Party, (ii) any exchange of Permitted Subordinated Debt (including exchanges or conversions of New Senior Convertible Notes) for preferred or common stock of the U.S. Borrower and  (iii) cash payments in lieu of issuing fractional shares in connection with any exchange of Permitted Subordinated Debt (including exchanges or conversions of New Senior Convertible Notes) for preferred or common stock of the U.S. Borrower, provided, however, that (A) in the case of the preceding clause (ii) or (iii), such exchange (x) is made in satisfaction of any Obligations owed by the U.S. Borrower under, or in connection with, such Permitted Subordinated Debt and (y) shall not result in any Change of Control and (B) in the case of the preceding clause (iii), such cash payment does not exceed in any calendar year $2,500,000; provided further that such $2,500,000 amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of capital stock of the U.S. Borrower to members of management, directors or consultants (or their heirs or estates) of U.S. Borrower and its Subsidiaries that occurs after the date hereof plus (B) the cash proceeds of key man life insurance policies received by the U.S. Borrower and any of its Subsidiaries after the date hereof.  Notwithstanding anything herein to the contrary, cancellation of Debt owing to the U.S.

Borrower from members of management in connection with a purchase of capital stock of the U.S. Borrower by such members of management (in an amount not less than such Debt and financed from a source other than such Debt) will not be deemed to constitute a payment in violation of this Section 5.02(g) or any other provision hereof.

(h)           Amendment, Etc. of Documents.  (i) Amend or otherwise change, or consent to any amendment or change of, any of the terms of any Subordinated Debt Document or any Other Permitted Debt Document, in each case, in a manner that would be adverse to the Lender Parties in any material respect or permit any of its Subsidiaries to do any of the foregoing or (ii) designate any Indebtedness (other than the Obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar meaning) for purposes of the New Senior Convertible Notes Indenture.

(i)            Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture which is not a limited liability entity, or permit any of its Subsidiaries to do so, other than any Subsidiary the sole assets of which consist of its interest in such partnership or joint venture.

(j)            Capital Expenditures.  From and after the Effective Date, make, or permit any of its Subsidiaries to make, any Capital Expenditures that would cause the aggregate amount of all Capital Expenditures of the U.S. Borrower and its Subsidiaries in any Fiscal Year set forth below to exceed the amount set forth for such Fiscal Year below:

Fiscal Year	Capital Expenditures
2010	$25,000,000
2011	$35,500,000
2012	$41,000,000
2013	$41,000,000

No amount referred to above may be carried forward or carried backwards for expenditure in a subsequent or prior Fiscal Year if such amount is not expended in the Fiscal Year for which it is permitted.

(k)           Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets other than (i) in favor of the Secured Parties or (ii) in connection with (A) any Surviving Debt or (B) any Permitted Subordinated Debt or (iii) customary restrictions in Subordinated Debt Documents requiring equal and ratable liens if other Permitted Subordinated Debt is secured.

Section 5.03  Reporting Requirements.  So long as any Advance shall remain unpaid or any Letter of Credit shall be outstanding, the U.S. Borrower will furnish to the Lender Parties:

(a)           Default or Litigation Notice.  Promptly upon any Responsible Officer of either Borrower or any of their respective Subsidiaries obtaining knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the appropriate Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against either Borrower or any of their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(b)           Annual Financials.  As soon as available and in any event within 90 days after the end of each Fiscal Year, a Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the end of such Fiscal Year and the related Consolidated statements of income and cash flow for such Fiscal Year setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, accompanied by an opinion which shall be unqualified as to the scope of the audit and as to the going concern status of the U.S. Borrower and its Subsidiaries, taken as a whole, of Deloitte & Touche LLP or other independent public accountants of recognized standing acceptable to the Majority Lenders, together with (A) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the U.S. Borrower and its Subsidiaries which audit was conducted by such accounting firm in accordance with GAAP, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof, (B) a schedule in form satisfactory to the Administrative Agent of the computations used by the U.S. Borrower in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Sections 5.02(j) and 5.04 (including, for purposes of determining compliance with Section 5.04(b), the aggregate amount of Restructuring Charges incurred as of the end of such Fiscal Year); provided that in the event of any change in GAAP used in the preparation of such financial statements, the U.S. Borrower shall also provide, if necessary for the determination of compliance with Sections 5.02(j) and 5.04, a statement of reconciliation conforming such financial statements to GAAP used to prepare the financial statements referred to in Section 4.01(f)(i) and (C) a certificate of the chief financial officer of the U.S. Borrower stating that no Default has occurred and is continuing or, if a default has occurred and is continuing, a statement as to the nature thereof and the action that the U.S. Borrower has taken and proposes to take with respect thereto.

(c)           Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of (A) the preceding Fiscal Year, and (B) the applicable annual forecast delivered pursuant to Section 5.03(f), all in reasonable detail and duly certified (subject to year end audit adjustments) by the chief financial officer of such Borrower as having been prepared in accordance with GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that such Borrower has taken and proposes to take with respect thereto, and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the U.S. Borrower in determining compliance with the covenants contained in Sections 5.02(j) and 5.04 (including, for purposes of determining compliance with Section 5.04(b), the aggregate amount of Restructuring Charges incurred as of the end of such Fiscal Quarter); provided that in the event of any change in GAAP used in the preparation of such financial statements, the U.S. Borrower shall also provide, if necessary for the determination of compliance with Sections 5.02(j) and 5.04, a statement of reconciliation conforming such financial statements to GAAP used to prepare the financial statements referred to in Section 4.01(f)(i).

(d)           Monthly Financials. As soon as available and in any event within 30 days after the end of each calendar month (commencing with January 2010 and excluding the last calendar month in any Fiscal Quarter), a Consolidated management internally generated balance sheet of the U.S. Borrower and its Subsidiaries as of the end of such month and the related Consolidated statements of income and cash flow for the period commencing at the end of the previous month and ending with the end of such month, setting forth in comparative form the corresponding figures for the corresponding period of (A) the preceding Fiscal Year, and (B) the applicable annual forecast delivered pursuant to Section 5.03(f), all in reasonable detail and duly certified (subject to quarterly adjustments and year-end audit adjustments) by the chief financial officer of the U.S. Borrower as fairly presenting in all material respects the financial position or results of operations of the U.S. Borrower and its Subsidiaries for such month.

(e)           13-Week Cash Flow Forecast.  (i) On the last Business Day of each month occurring prior to the one year anniversary of the Effective Date, the U.S. Borrower shall deliver to the Administrative Agent, (a) a 13-week cash flow forecast in a form reasonably satisfactory to the Administrative Agent (the “13-Week Cash Flow Forecast”), (b) a reconciliation of the cash balances of the U.S. Borrower and its Subsidiaries between the amount shown on the U.S. Borrower’s general ledger for the prior month and the amount maintained on deposit for such month by the U.S. Borrower and its Subsidiaries with banks, (c) a variance report (i) showing on a line item basis the percentage and dollar variance of actual cash disbursements and revenues and cash receipts for the prior month from the amounts set forth for such month in the most recent 13-Week Cash Flow Forecast and (ii) containing explanations of material variances from such 13-Week Cash Flow Forecast, and (d) a certificate, in a form satisfactory to the Administrative Agent, of a Responsible Officer of the U.S. Borrower as to the calculation of Liquidity for the prior month and attaching forth such calculations.  Each delivery of the 13-Week Cash Flow Forecast shall be deemed to be a representation by the U.S. Borrower that such 13-Week Cash Flow Forecast has been prepared based upon good faith estimates and assumptions that the U.S. Borrower believes were reasonable at the time made (it being understood and agreed that such 13-Week Cash Flow Forecast is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from such projected results).

(ii)           If, as of the end of any month following the one year anniversary of the Effective Date, Liquidity is less than $50,000,000, the U.S. Borrower shall deliver a 13-Week Cash Flow Forecast in a form consistent with requirements of the preceding paragraph to the Administrative Agent on the last Business Day of such month.

(f)            Annual Forecasts.  As soon as available and in any event no later than 60 days after the beginning of each Fiscal Year, forecasts prepared by management of the U.S. Borrower, in reasonable detail and in form customarily prepared by management of such Borrower for its internal use and setting forth an explanation for the principal assumptions on which such forecasts were based, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year then ended and on an annual basis for each of the four Fiscal Years thereafter.

(g)           ERISA.  Promptly after any Loan Party or any ERISA Affiliate obtains knowledge, or has reason to know, of the occurrence of any of the following events that individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, a certificate of a Responsible Officer of the U.S. Borrower setting forth details as to such occurrence and the action, if any, that any Loan Party or any ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by or received by any Loan Party, any ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or  the Plan administrator with respect thereto:  that a Reportable Event has occurred; that a Plan has failed to satisfy the minimum funding standard, within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or an application has been or is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan other than a Specified Underfunded Plan has an Unfunded Current Liability; that a Specified Underfunded Plan has an Unfunded Current Liability in excess of the Unfunded Current Liability set forth on Schedule 4.01(l) for such Specified Underfunded Plan; that proceedings are reasonably expected to be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against any Loan Party or any ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified any Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that any Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Internal Revenue Code with respect to a Plan; or that any Loan Party or any ERISA Affiliate has incurred or is reasonably expected to incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or  on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 or the Internal Revenue Code.

(h)           Environmental Conditions.  Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i)            notice of any pending or threatened Environmental Action against the U.S. Borrower or any of its Subsidiaries or any Real Estate (as defined below);

(ii)           notice of any condition or occurrence on any Real Estate that (x) results in noncompliance by the U.S. Borrower or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Action against the U.S. Borrower or any of its Subsidiaries or any Real Estate;

(iii)          notice of any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv)          notice of the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the U.S. Borrower’s response thereto.  The term “Real Estate” shall mean land, buildings and improvements owned or leased by the U.S. Borrower or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(i)            Quarterly Management Calls.  At a date to be mutually agreed upon between the Administrative Agent and the U.S. Borrower occurring not less than once per Fiscal Quarter, the U.S. Borrower shall provide each of the Lenders (other than any Investor Lender) with an update (via a meeting or conference call with the U.S. Borrower’s management and/or its advisors) on the ongoing financial performance, operations and Liquidity of the U.S. Borrower and its Subsidiaries.

(j)            Amendment of Documents.  Promptly after the same shall become effective, copies of any amendment or supplement to, or other modification of, any Subordinated Debt Document or Other Permitted Debt Document.

(k)           Securities Reports/Other Information.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders or the trustee and/or the holders of the New Senior Convertible Notes, and copies of all regular, periodic and special reports, and all registration statements or prospectuses, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national, state or provincial securities regulator (in each case to the extent not theretofore delivered to the Lender Parties pursuant to this Agreement), and with reasonable promptness such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender Party may reasonably request in writing from time to time.

(l)            Net Cash Proceeds.  Promptly, and in any event not later than one (1) Business Day, after the date of receipt of any Net Cash Proceeds with respect to any sale, lease, transfer or other disposition of any asset, the sale or issuance of any Equity Interests, or the incurrence or issuance of any Debt by any Person, or any Recovery Event, a certificate of a Responsible Officer of the U.S. Borrower setting forth the calculation of the Net Cash Proceeds with respect to such sale, lease, transfer or other disposition of any asset, such sale or issuance of any Equity Interests, or such incurrence or issuance of any Debt by any Person, or such Recovery Event.

(m)          LC Cash Returns.  Promptly, and in any event not later than one (1) Business Day, after the date of any LC Cash Return and, to the extent applicable, promptly, and in any event not later than one (1) Business Day, after the date on which cash is posted to collateralize a reimbursement obligation with respect to a Replacement Letter of Credit, a certificate of a Responsible Officer of the U.S. Borrower setting forth the amount of proceeds received under such LC Cash Return or, to the extent applicable, the amount of cash posted to collateralize the reimbursement obligation with respect to such Replacement Letter of Credit.

Section 5.04  Financial Covenants.  So long as any Advance shall remain unpaid or any Letter of Credit shall be outstanding, the U.S. Borrower will:

(a)           Minimum Liquidity.  Maintain as of the close of business on the last Business Day of any month, Liquidity in an amount not less than $25,000,000. The Borrower shall, on the first Business Day of each month, deliver to the Administrative Agent a report setting forth the Liquidity at the end of the previous Business Day.

(b)           Minimum EBITDA.  Maintain at the end of each Fiscal Quarter a minimum EBITDA of not less than the amount set forth below for each Measurement Period set forth below:

Measurement Period Ending	EBITDA
June 30, 2011	$67,200,000
September 30, 2011	$76,300,000
December 31, 2011	$83,800,000
March 31, 2012	$97,900,000
June 30, 2012	$104,900,000
September 30, 2012	$112,700,000
December 31, 2012	$120,600,000

March 31, 2013	$125,700,000
June 30, 2013	$131,300,000

provided that if at the end of any Measurement Period listed above, EBITDA of the U.S. Borrower for such Measurement Period is less than the required minimum EBITDA for such Measurement Period (the amount of such deficiency, an “EBITDA Deficiency”), no default under this Section 5.04(b) shall be deemed to exist with respect to such Measurement Period if, during the period commencing on the day after the last day of such Measurement Period and ending on the day which is 20 days after the date on which the financial statements required pursuant to Section 5.03(b) or (c) with respect to such Measurement Period are required to be delivered, the Net Cash Proceeds received by the U.S. Borrower from the sale or issuance of (x) Equity Interests of the U.S. Borrower or (y) Permitted Subordinated Debt equals or exceeds the EBITDA Deficiency for such Measurement Period; provided further that (i) an EBITDA Deficiency shall not be deemed cured pursuant to the preceding proviso (x) more than twice during the term of this Agreement or (y) in respect of any Measurement Period if an EBITDA Deficiency with respect to any of the three Measurement Periods immediately preceding such Measurement Period was deemed cured pursuant to the preceding proviso, (ii) no Net Cash Proceeds may be applied to the cure of any EBITDA Deficiency if the aggregate amount of all Net Cash Proceeds applied to the cure of EBITDA Deficiencies pursuant to the preceding proviso would exceed $15,000,000 and (iii) the Net Cash Proceeds received by the U.S. Borrower from any such sale or issuance of Equity Interests or Permitted Subordinated Debt shall be applied to the prepayment of Advances in accordance with Section 2.03(b)(iii) or (iv), as applicable.

ARTICLE VI

Guaranty

Section 6.01  Guaranty.  The U.S. Borrower hereby unconditionally and irrevocably guarantees (the provisions set forth in this Article VI being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of the Canadian Borrower now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, indemnification payments, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Lender Parties in enforcing any rights under this Guaranty.  Without limiting the generality of the foregoing, the liability of the U.S. Borrower shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Canadian Borrower under or in respect of the Loan Documents but for the fact that such Guaranteed Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Canadian Borrower.

Section 6.02  Guaranty Absolute.  The U.S. Borrower guarantees that all of the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any Requirements of Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any of the other Lender Parties with respect thereto.  The Obligations of the U.S. Borrower under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of the Canadian Borrower under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against the U.S. Borrower to enforce this Guaranty, irrespective of whether any action is brought against the Canadian Borrower or whether the Canadian Borrower is joined in any such action or actions.  The liability of the U.S. Borrower under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and the U.S. Borrower hereby irrevocably waives any defenses it may now have or may hereafter acquire in any way relating to, any and all of the following:

(i)            any lack of validity or enforceability of any of the Loan Documents or any other agreement or instrument relating thereto;

(ii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of the Canadian Borrower under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any of the Loan Documents (including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Canadian Borrower or any of its Subsidiaries or otherwise);

(iii)          any taking, exchange, release or nonperfection of any of the Collateral, or any taking, release or amendment or waiver of, or consent to departure from, the Guarantee and Collateral Agreement or any other guarantee, for all or any of the Guaranteed Obligations;

(iv)          any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of the Canadian Borrower under or in respect of the Loan Documents, or any other property and assets of the Canadian Borrower or any of its Subsidiaries;

(v)           any change, restructuring or termination of the legal structure or existence of the Canadian Borrower or any of its Subsidiaries;

(vi)          any failure of any of the Lender Parties to disclose to the Canadian Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Canadian Borrower now or hereafter known to such Lender Party;

(vii)         the failure of any other Person to execute the Guarantee and Collateral Agreement or any other guarantee or agreement or the release or reduction of liability of the Canadian Borrower or any other guarantor or surety with respect to the Guaranteed Obligations; or

(viii)        any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative

Agent or any of the other Lender Parties) that might otherwise constitute a defense available to, or a discharge of, the U.S. Borrower or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any of the other Lender Parties or by any other Person upon the insolvency, bankruptcy or reorganization of the Canadian Borrower or otherwise, all as though such payment had not been made, and the U.S. Borrower hereby unconditionally and irrevocably agrees that it will indemnify the Administrative Agent and each of the other Lender Parties, upon demand, for all of the costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such other Lender Party in connection with any such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, a fraudulent transfer or a similar payment under any bankruptcy, insolvency or similar Requirements of Law.

The U.S. Borrower hereby further agrees that, as between the U.S. Borrower, on the one hand, and the Administrative Agent and the Lender Parties, on the other hand, (i) the Guaranteed Obligations of the Canadian Borrower may be declared to be forthwith due and payable as provided in Section 7.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 7.01) for purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such declaration in respect of such Guaranteed Obligations (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations (or such Guaranteed Obligations being deemed to have become automatically due and payable) as provided in Section 7.01, such Guaranteed Obligations (whether or not due and payable by the Canadian Borrower) shall forthwith become due and payable by the U.S. Borrower for all purposes of this Guaranty.

Section 6.03  Waivers and Acknowledgments.  (a)  The U.S. Borrower hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, protest, dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any of the other Lender Parties protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against the Canadian Borrower or any other Person or any of the Collateral.

The U.S. Borrower hereby waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or the other Lender Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the U.S. Borrower or any other rights of the U.S. Borrower to proceed against the Canadian Borrower, any other guarantor or any other Person or any of the Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of the U.S. Borrower under this Guaranty.

The U.S. Borrower hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any of the other Lender Parties to disclose to the U.S. Borrower any fact or other matter relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Canadian Borrower or any of its Subsidiaries or the property and assets thereof now or hereafter known by the Administrative Agent or such other Lender Party.

The U.S. Borrower hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

The U.S. Borrower hereby acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 6.02 and in this Section 6.03 are knowingly made in contemplation of such benefits.

Section 6.04  Subrogation.  The U.S. Borrower hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against the Canadian Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Obligations of the U.S. Borrower under this Guaranty or any of the other Loan Documents, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any of the other Lender Parties against the Canadian Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute, common law or any other Requirements of Law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until such time as all of the Guaranteed Obligations and all of the other amounts payable under this Guaranty shall have been paid in full in cash.  If any amount shall be paid to the U.S. Borrower in violation of the immediately preceding sentence at any time prior to the latest of the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this Guaranty, such amount shall be received and held in trust for the benefit of the Administrative Agent and the other Lender Parties, shall be segregated from the other property and funds of the U.S. Borrower and shall be delivered forthwith to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and the other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any of the Guaranteed Obligations or any of the other amounts payable under this Guaranty thereafter arising.  If (a) the U.S. Borrower shall pay to the Administrative Agent all or any part of the Guaranteed Obligations and (b) all of the Guaranteed Obligations and all of the other amounts payable under this Guaranty shall have been paid in full in cash, the Administrative Agent and the other Lender Parties will, at the U.S. Borrower’s request and expense, execute and deliver to the U.S. Borrower appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer of subrogation to the U.S. Borrower of an interest in the Guaranteed Obligations resulting from the payment made by the U.S. Borrower under this Guaranty.

Section 6.05  Continuing Guaranty; Assignments.  This Guaranty is a continuing guarantee and shall (a) remain in full force and effect until the payment in full in cash of all of the Guaranteed Obligations and all of the other amounts payable under this Guaranty, (b) be binding upon the U.S. Borrower and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Lender Parties and their respective successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any of the Lender Parties may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of the Advances owing to it and the Lender Note or Lender Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party under this Article VI or otherwise, in each case as provided in Section 9.07.

ARTICLE VII

Events of Default

Section 7.01  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           Non-payment.  either Borrower shall (i) fail to pay any principal of any Advance owing by it when the same shall become due and payable or (ii) fail to pay any interest on any Advance owing by it, or any fees payable pursuant to Section 2.05, or any other amounts owing by it under any Loan Document, in each case within five days after the due date thereof; or

(b)           Representations and Warranties.  any representation or warranty made by any Loan Party in any Loan Document or any certificate delivered or required to be delivered pursuant thereto shall prove to have been untrue in any material respect on the date as of which made or deemed made; or

(c)           Specific Covenants.  either Borrower shall default in the due performance or observance by it of any term, covenant or agreement required to be performed or observed by it contained in Section 5.01(j), 5.01(o), 5.02, 5.03(a) or 5.04 or in the Designated Subsidiary Side Letter; or

(d)           Other Defaults.  any Loan Party shall default in the due performance or observance by it of any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the U.S. Borrower by the Administrative Agent or any Lender Party; or

(e)           Cross Default.  any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt that is outstanding in a principal amount of at least $2,500,000 (or its equivalent in another currency) either individually or in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made other than in connection with a sale of assets permitted by Section 5.02(d), in each case prior to the stated maturity thereof; or

(f)            Bankruptcy, etc.  any Loan Party or any of its Subsidiaries shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, compromise, arrangement, adjustment, protection, relief, or composition of it or its debts under any law (including, without limitation, any corporate laws) relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)           Judgments.  one or more judgments or decrees shall be entered against either Borrower or any of the Subsidiaries involving a liability of $2,500,000 or more in the aggregate for all such judgments and decrees for the Borrowers and their Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(h)           Invalidity of Loan Documents.  any provision of any Loan Document after delivery thereof pursuant to the Existing Credit Agreement or the Consent or 5.01(j) hereof shall for any reason cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or

(i)            Collateral Documents.  any Collateral Document after delivery thereof pursuant to the Existing Credit Agreement or the Consent or 5.01(j) hereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the Collateral purported to be covered thereby; or

(j)            Change of Control.  any Change of Control shall occur; or

(k)           ERISA.  (i) any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Internal Revenue Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall fail to satisfy the minimum funding standards of Section 412 or 430 of the Code or Sections 302 and 303 of ERISA; or any Loan Party or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Internal Revenue Code (including the giving of written notice thereof), (ii) there could result from any event or events set forth in clause (i) of this Section 7.01(k) the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability, and (iii) such lien, security interest or liability will or would be reasonably likely to result in a liability of any Loan Party or any ERISA Affiliate of $2,500,000 or more; provided, that the incurrence of any liability by any Loan Party or its Subsidiaries under Section 4201, 4204 or 4212 of ERISA as a result of any withdrawal from a multiemployer plan in connection with any sale in compliance with Section 5.02(d)(iv) or (v) shall not constitute an Event of Default hereunder notwithstanding that the amount of such liability may exceed $2,500,000; or

(l)            Failure of Debt to be Subordinated.  the Permitted Subordinated Debt or New Senior Convertible Notes shall cease, for any reason, to be validly subordinated, to the extent required by this Agreement, to the Obligations of the Borrowers and the Subsidiary Guarantors under the Loan Documents;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Appropriate Borrower, declare the Lender Notes, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Lender Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower and (ii) shall at the request, or may with the consent of the Majority Lenders by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Subsidiaries under the Federal Bankruptcy Code, the Lender Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

Section 7.02  Application of Funds.  (a)  Any amounts received on account of the Obligations on or after the occurrence of an Event of Default under Section 7.01(a) or the acceleration of the Obligations under the Loan Documents shall be applied by the Administrative Agent in the following order:

(i)            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees and expenses of counsel to the Administrative Agent and the Lender Parties) payable to the Administrative Agent and the Lender Parties ratably among them in proportion to the amounts described in this clause First payable to them;

(ii)           Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances, ratably among the Lender Parties in proportion to the respective amounts described in this clause Second payable to them;

(iii)          Third, to payment of that portion of the Obligations constituting unpaid principal of the Advances ratably among the Lender Parties in proportion to the respective amounts described in this clause Third payable to them;

(iv)          Fourth, to the payment of all other Obligations (other than Unmatured Surviving Obligations) of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(v)           Last, the balance, if any, after all of the Obligations (other than Unmatured Surviving Obligations) of the Loan Parties under or in respect of the Loan Documents have been indefeasibly paid in full and no Letters of Credit shall be outstanding that have not been cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank, to the U.S. Borrower or as otherwise required by law.

Notwithstanding any other provision of this Section 7.02, the Canadian Borrower shall not be liable for or required to repay any Obligation of the Loan Parties under the Loan Documents other than those Obligations incurred under the Canadian Facility.

ARTICLE VIII

The Administrative Agent

Section 8.01  Authorization and Action.  Each Lender Party (in its capacities as a Lender and the Issuing Bank (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and the Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.  The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender Party or the holder of any Lender Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Lender Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall not incur any liability to any Lender Party and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lender Parties and all holders of Lender Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.  Without limiting the foregoing, neither any Lender Party nor the holder of any Lender Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Majority Lenders (or, if so specified by this Agreement, any applicable greater percentage of Lenders).  The Administrative Agent agrees to give to each Lender Party prompt notice of each notice given to it by either Borrower pursuant to the terms of this Agreement.

Section 8.02  Administrative Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may deem and treat the payee of any Lender Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Lender Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) with respect to any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Lender Note, may consider as conclusive and binding any such request, authority or consent of  such Person, as applicable, on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Lender Note or of any Lender Note or Lender Notes issued in exchange therefore; (c) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (d) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any recitals, statements, information, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (e) shall not have any duty to ascertain or to inquire as to (x) the performance or observance of any of the terms, provisions, covenants or conditions of this Agreement or any Loan Document on the part of any Loan Party, (y) the financial condition of any Loan Party or (z) the existence or possible existence of any Default; (f) shall not have any duty to inspect the property (including the books and records) of any Loan Party; (g) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, collectibility, sufficiency or value of any Loan Document, the financial condition of the Borrowers or any of their Subsidiaries or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (h) shall incur no liability under or in respect of any Loan Document by acting upon any notice, statement, consent, order, certificate or other instrument or writing (which may be by telegram, telecopy, telex, cablegram or electronic mail) or telephone message believed by it to be genuine and signed, sent or made by the proper party or parties.

Section 8.03  DBTCA and Affiliates.  With respect to the Advances made or required to be made by it and the Lender Notes issued to it, DBTCA shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not the Administrative Agent; and the term “Lender Party” or “Lender Parties” or any similar terms shall, unless otherwise expressly indicated, include DBTCA in its individual capacity.  DBTCA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if DBTCA were not the Administrative Agent and without any duty to account therefor to the Lender Parties.  DBTCA may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lender Parties.

Section 8.04  Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender Party or the holder of any Lender Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

Section 8.05  Indemnification.

(a)           Each Lender Party severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Without limitation of the foregoing, each Lender Party agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrowers.  For purposes of this Section 8.05, the Lender Parties’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lender Parties and (ii) their respective Pro Rata Shares of the aggregate Available LC Amount of all Letters of Credit outstanding at such time.  The failure of any Lender Party to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Administrative Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(b)           Each U.S. Revolving Credit Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct.  Without limitation of the foregoing, each such Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, reasonable fees and expenses of counsel) payable by the Borrowers under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.  For purposes of this Section 8.05(b), the U.S. Revolving Credit Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the aggregate principal amount of the Existing U.S. Letter of Credit Advances outstanding at such time and owing to the respective U.S. Revolving Credit Lenders.  The failure of any such Lender Party to reimburse the Issuing Bank promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to the Issuing Bank as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Issuing Bank for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Issuing Bank for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each such Lender Party contained in this Section 8.05(b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

Section 8.06  Successor Administrative Agents.  The Administrative Agent may resign as to any or all of the Facilities at any time by giving written notice thereof to the Lender Parties and the Borrowers.  Upon any such resignation, the Majority Lenders shall, with the consent of the U.S. Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default then exists) have the right to appoint a successor Administrative Agent as to such of the Facilities as to which the Administrative Agent has resigned.  Such successor Administrative Agent shall serve until such time, if any, as the Majority Lenders appoint a new successor Administrative Agent as provided above.  If no successor Administrative Agent has been appointed by the 20th Business Day after the date such notice of resignation was given by the retiring Administrative Agent, such retiring Administrative Agent’s resignation shall become effective and the Majority Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document with respect to the Facility or Facilities as to which the retiring Administrative Agent has resigned until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders and consented to by the U.S. Borrower, and shall have accepted such appointment, within 15 Business Days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lender Parties and with the consent of the U.S. Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default then exists) appoint a successor Administrative Agent, which shall be a commercial bank or trust company organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent as to less than all of the Facilities and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent as to such Facilities, other than with respect to funds transfers and other similar aspects of the administration of Borrowings under such Facilities, and payments by the Borrowers in respect of such Facilities, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement as to such Facilities, other than as aforesaid.  Notwithstanding the foregoing, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents with respect to any Facility or Facilities upon the effectiveness of its resignation pursuant to the fourth sentence of this Section 8.06.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent as to all of the Facilities, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents, and the provisions of this Article VIII and Section 9.04 (and the analogous provisions of the other Loan Documents) shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent as to any Facilities under this Agreement.

Section 8.07  Lead Arranger.  The Lead Arranger shall have no duties or obligations under this Agreement or the other Loan Documents in its capacity as Lead Arranger.

Section 8.08  Collateral Matters.  (a)  Each Lender Party authorizes and directs the Administrative Agent to enter into the Collateral Documents for the benefit of the Lender Parties and the other Secured Parties.  Each Lender Party hereby agrees, and each holder of any Lender Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lender Parties.  The Administrative Agent is hereby authorized on behalf of all of the Lender Parties, without the necessity of any notice to or further consent from any Lender Party, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

(b)           The Administrative Agent shall have no obligation whatsoever to the Lender Parties or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 8.08 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lender Parties and that the Administrative Agent shall have no duty or liability whatsoever to the Lender Parties, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 8.09  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender Party originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary of any Loan Party, the Majority Lenders, any Lender Party or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender Party with respect to a specific document, instrument, notice or other written communication received by and in the possession of the

Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE IX

Miscellaneous

Section 9.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Lender Notes or any other Loan Document, nor consent to any departure by either Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed (or, in the case of the Collateral Documents, consented to) by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:  (i) waive any of the conditions specified in the Consent, (ii) change the number of Lenders or the percentage of (x) the aggregate unpaid principal amount of the Advances or (y) the aggregate Available LC Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder, (iii) amend this Section 9.01, (iv) release the U.S. Borrower from its guaranty obligations or reduce or limit the obligations of the U.S. Borrower under Section 6.01 of the Guaranty or (v) otherwise limit either Borrower’s liability with respect to the Obligations owing to the Administrative Agent and the Lender Parties under any of the Loan Documents, and (b) no amendment, waiver or consent shall, unless in writing and signed by the Majority Lenders and by each affected Lender, (i) increase the amount of U.S. Letter of Credit Advances required to be made or purchased by such Lender or subject such Lender to any additional obligations, (ii) reduce the principal of, or interest (other than a waiver of increased interest following Default pursuant to Section 2.04(b)) on, the Lender Notes held by such Lender or any reimbursement obligation in respect of any Letter of Credit or any fees or other amounts payable hereunder to such Lender or (iii) postpone any date fixed for any payment of principal or interest on the Lender Notes held by such Lender or any reimbursement obligation in respect of any Letter of Credit any fees or other amounts payable hereunder to such Lender or the final maturity date of any Facility; provided, that no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above to take such action, affect the rights or obligations of the Issuing Bank under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement.  Notwithstanding the foregoing, in connection with any amendment, waiver, consent or other matter requiring the vote of the Majority Lenders, each Investor Lender shall be deemed to vote the aggregate principal amount of the Advances owed to it in the same manner as the majority of the Advances held by the Lenders that are not Investor Lenders with respect to such amendment, waiver, consent or other matter.

Notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended (or amended and restated) with the written consent of the Majority Lenders, the Administrative Agent and each Borrower (a) to add a letter of credit facility to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Advances and the accrued interest and fees in respect thereof and (b) to include appropriately the issuing bank or, if applicable, Lenders, that make extensions of credit under such letter of credit facility in any determination of the Majority Lenders; provided that any such letter of credit facility shall be subject to the following conditions: (i) the aggregate face value of letters of credit permitted to be issued under such letter of credit facility shall not exceed $20,000,000 and (ii) concurrently with the issuance of any new letter of credit under such letter of credit facility for the benefit of either a beneficiary under a letter of credit issued pursuant to the Existing Credit Agreement (including the Letters of Credit hereunder) or a new beneficiary in lieu of any such beneficiary, the U.S. Borrower shall procure prepayment of  U.S. Loan Advances, Canadian Advances and U.S. Letter of Credit Advances, if any, ratably in an aggregate amount not less than 100% of the cash drawn by the beneficiary of the letter of credit that is being replaced by such new letter of credit being issued for the benefit of either such beneficiary or a new beneficiary in lieu thereof.

Section 9.02  Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to the U.S. Borrower, to its address at P.O. Box 15600, 7140 Office Circle, Evansville, IN 47715, Attn:  Office of General Counsel; if to the Canadian Borrower, addressed to it c/o the U.S. Borrower at the U.S. Borrower’s address; if to any Initial Lender or the Existing Issuing Bank, to its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, to its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Administrative Agent, to its address at 60 Wall Street, at Deutsche Bank Trust Company Americas, 60 Wall Street, MS NYC60-0208, New York, New York 10005, Attention: Omayra Laucella; or, as to either Borrower or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the U.S. Borrower and the Administrative Agent pursuant to this Section 9.02; provided that materials required to be delivered pursuant to Section 5.03(b), (c) and (j) shall be delivered to the Administrative Agent in an electronic medium in a format reasonably acceptable to the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied or e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or confirmed by e-mail, respectively, except that notices and communications to the Administrative Agent pursuant to Sections 2.03(a) and 2.06(a) and with respect to selected Interest Periods in respect of Eurodollar Rate Advances shall not be effective until received by the Administrative Agent.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Lender Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Section 9.03  No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Lender Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 9.04  Costs, Expenses.  (a)  Each Borrower agrees to pay on demand (i) all costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent with respect thereto, with respect to advising the Administrative Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of the Administrative Agent and the Lender Parties in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)           Each Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender Party and each of their Affiliates and their officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, any real property owned by, leased by or leased to any Loan Party, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent, in each case, such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

(c)           If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by either Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.03, 2.06(b)(i) or 2.07(c), acceleration of the maturity of the Lender Notes pursuant to Section 7.01 or for any other reason, such Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)           If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)           Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.07 and 2.09 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 9.05  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Lender Notes due and payable pursuant to the provisions of Section 7.01, each Lender Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party or such Affiliate to or for the credit or the account of either Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Agreement and the Lender Note or Lender Notes (if any) held by such Lender Party, irrespective of whether such Lender Party shall have made any demand under this Agreement or such Lender Note or Lender Notes and although such obligations may be unmatured.  Each Lender Party agrees promptly to notify such Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender Party and its respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender Party and its respective Affiliates may have.

Section 9.06  Binding Effect.  This Agreement shall become effective when (a) the Consent shall have been executed by each Borrower and the Administrative Agent and (b) the Administrative Agent shall have been notified that (i) the Plan of Reorganization has been approved and, as approved, provides that all U.S. Lenders are conclusively deemed to have accepted the Plan of Reorganization and to be bound by the terms of the Consent and this Agreement without further notice to or order of the Bankruptcy Court, (ii) each Canadian Lender has executed the Consent and (iii) all other conditions set forth in the Consent shall have been satisfied or waived, and thereafter shall be binding upon and inure to the benefit of each Borrower, the Administrative Agent and each Lender Party and their respective successors and assigns, except that neither Borrower shall have the right to assign its rights or Obligations hereunder or any interest herein without the prior written consent of the Lender Parties.

Section 9.07  Assignments and Participations.  (a)  Each Lender may, with the consent of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, with the consent of the Appropriate Borrower (in each case, such consent not to be unreasonably withheld or delayed), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its obligation to make or purchase U.S. Letter of Credit Advances, the Advances owing to it and the Lender Note or Lender Notes held by it); provided, however, that no consent by either Borrower or the Administrative Agent shall be required for an assignment to any Person who is an Affiliate or a Related Fund of such Lender, and provided further that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of one or more Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or a Related Fund of any Lender or an assignment which will result in a group of Lenders which are managed by the same Person holding an obligation to make or purchase U.S. Letter of Credit Advances or an Advance (as the case may be) of not less than $1,000,000 or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the obligation to make or purchase U.S. Letter of Credit Advances or the Advances (as the case may be) of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or integral multiples of $200,000 in excess thereof), (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Lender Note or Lender Notes subject to such assignment and, other than in the case of an assignment to an Affiliate of such Lender, a processing and recordation fee of $3,500, provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds.

(b)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.07, 2.09 and 9.04).

(c)           By executing and delivering an Assignment and Acceptance, the Lender Party assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of either Borrower or any other Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)           The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrowers, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the principal amount of the Advances owing under each Facility to each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Lender Note or Lender Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Appropriate Borrower.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Appropriate Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Lender Note or Lender Notes a new Lender Note to the order of such Eligible Assignee in an amount equal to the Advances or obligation to make or purchase U.S. Letter of Credit Advances assumed by it under a Facility pursuant to such Assignment and Acceptance and, if the assigning Lender has retained any Advances or obligation to make or purchase U.S. Letter of Credit Advances hereunder under such Facility, a new Lender Note to the order of the assigning Lender in an amount equal to the Advances or obligation to make or purchase U.S. Letter of Credit Advances retained by it hereunder.  Such new Lender Note or Lender Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Lender Note or Lender Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto, as the case may be.

(f)            The Issuing Bank may, with the consent of the Administrative Agent, and, so long as no Event of Default shall have occurred and be continuing, with the consent of the U.S. Borrower (such consent not to be unreasonably withheld), assign to an Eligible Assignee all of its rights and obligations under this Agreement with respect to the Letters of Credit; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(g)           Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its obligation to make or purchase U.S. Letter of Credit Advances or the Advances owing to it and the Lender Note or Lender Notes (if any) held by it); provided, however, that (i) such Lender Party’s rights and obligations under this Agreement (including its obligation to make or purchase U.S. Letter of Credit Advances) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Lender Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than increased interest following Default pursuant to Section 2.04(b)) on, the Lender Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any Termination Date or date fixed for payment of interest on, the Lender Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release the U.S. Borrower from its Obligations under Article VI hereof, and (vi) neither Borrower shall be subject to any increased liability to any Lender Party pursuant to this Agreement by virtue of such participation.

(h)           Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender Party by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)            Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Lender Note or Lender Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)            Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Lender Note or Lender Notes held by it to the trustee or other representative for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided that, unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee or representative shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee or representative may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 9.08  Replacements of Lenders Under Certain Circumstances.  The U.S. Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.07 or 2.09, (b) is affected in the manner described in Section 2.07(c) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Appropriate Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.07, 2.08 or 2.09, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.07 (provided that such Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that either Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 9.09  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10  No Liability of the Issuing Bank.  The U.S. Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the U.S. Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the U.S. Borrower, to the extent of any direct, but not consequential, damages suffered by the U.S. Borrower that the U.S. Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.11  Confidentiality.  (a)  The Administrative Agent and each Lender Party shall hold all non-public information furnished by or on behalf of either Borrower in connection with such Lender Party’s evaluation of whether to become a Lender Party hereunder or obtained by such Lender Party or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender Party that is a bank) in accordance with safe and sound banking practices.  Neither the Administrative Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrowers, other than (i) to the Administrative Agent’s or such Lender Party’s Affiliates and their officers, directors, trustees, employees, agents and advisors, to pledgees under Section 9.07(i) and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (ii) as required by any law, rule or regulation or judicial process and (iii) as requested or required by any state, federal or foreign authority or examiner regulating such Lender Party or the Administrative Agent.

(b)           Each of the Borrowers, the Administrative Agent and each Lender Party (and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement or any other Loan Document and all materials of any kind (including opinions and other tax analyses) that are provided to any of them  relating to such U.S. tax treatment and U.S. tax structure.

Section 9.12  Release of Collateral.  (a)  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Administrative Agent will, at the U.S. Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b)           Upon the sale, lease, transfer or other disposition of all of the capital stock of any Loan Party that is Subsidiary Guarantor in accordance with the terms of the Loan Documents, the Administrative Agent will, at the U.S. Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence its release as a Subsidiary Guarantor from its Obligations under the Guarantee and Collateral Agreement in accordance with the terms of the Loan Documents.

Section 9.13  USA Patriot Act.  Each Lender Party that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender Party or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act.  This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lender Parties and the Administrative Agent.

Section 9.14  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address specified in Section 9.02 and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15  Judgment.  (a)  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under any of the other Loan Documents in U.S. dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase U.S. dollars with such other currency at DBTCA on the Business Day preceding that on which final judgment is given.

The obligation of each Borrower in respect of any sum due from it to any Lender Party or the Administrative Agent hereunder or under any of the other Loan Documents held by such Lender Party shall, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the Business Day of receipt by such Lender Party or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender Party or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase U.S. dollars with such other currency; if the U.S. dollars so purchased are less than the sum originally due by such Borrower to such Lender Party or the Administrative Agent (as the case may be) in U.S. dollars, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender Party or the Administrative Agent (as the case may be) against such loss, and if the U.S. dollars so purchased exceed the sum originally due by such Borrower to any Lender Party or the Administrative Agent (as the case may be) in U.S. dollars, such Lender Party or the Administrative Agent (as the case may be) agrees to remit to such Borrower such excess.

Section 9.16  Reference to and Effect on the Loan Documents.  Each Borrower hereby confirms and agrees that each of the Canadian Lender Notes, to the extent each is outstanding as of the date hereof, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, upon the effectiveness of this Agreement and on and after the date hereof, each reference in such Lender Notes to the “Credit Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Existing Credit Agreement shall mean and be a reference to this Agreement.

Section 9.17  Governing Law.  THIS AGREEMENT AND THE LENDER NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES.

Section 9.18  Waiver of Jury Trial.  EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.19  Confirmation Order; Binding Effect.  Pursuant to the Confirmation Order and the Plan of Reorganization on the Effective Date, this Agreement and the other Loan Documents to which they are a party shall be contractually binding upon the Administrative Agent and each of the Lender Parties (other than the Canadian Lenders) as if they were executed by the Administrative Agent and each of the Lender Parties (other than the Canadian Lenders) directly.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ACCURIDE CORPORATION

By:
Name:
Title:

ACCURIDE CANADA INC.

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS., as Administrative Agent

By:
Name:
Title:

DEUTSCHE BANK SECURITIES.,
as Lead Arranger

By:
Name:
Title: